Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

HOPE BANCORP, INC.

and

U & I FINANCIAL CORP.

Dated as of January 23, 2017

i

ii

Exhibits

Exhibit A	Form of Bank Merger Agreement

Exhibit B	Form of Voting Agreement

Exhibit C	Form of Non-Competition, Non-Disclosure and Non-Solicitation of Customers and Employees Agreement

Exhibit D	Form of Treasury Regulations Certificate

iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2017 (this “Agreement”), is entered into by and between Hope Bancorp, Inc., a Delaware corporation (“Acquirer”) and U & I Financial Corp., a Washington corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) determined that this Agreement and such transactions are fair to and in the best interests of the Company and its shareholders and (iii) resolved to recommend that the Company’s shareholders approve this Agreement.

WHEREAS, the board of directors of Acquirer (the “Acquirer Board”) has (i) approved and declared this Agreement and the transactions contemplated hereby to be advisable upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Acquirer, and the shareholders of Acquirer.

WHEREAS, the Parties intend that for federal income tax purposes the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” within the meaning of the Code.

WHEREAS, the Company Board and the Acquirer Board have each approved, and declared it to be advisable and in the best interests of their respective shareholders, Acquirer and the Company, to consummate, concurrently with or as soon as reasonably practicable after the Merger, a business combination transaction in which Company Bank would merge with and into Acquirer Bank, with Acquirer Bank surviving (the “Bank Merger”) pursuant to an Agreement and Plan of Bank Merger, the form of which is attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), and have each recommended to its respective sole shareholder that such shareholder approve the Bank Merger Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Acquirer to enter into this Agreement, certain individuals holding in the aggregate approximately 36.3% of the total outstanding shares of Company Common Stock are entering into a voting agreement with Acquirer, substantially in the form of Exhibit B.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Acquirer to enter into this Agreement, each director and certain executive officers of the Company have entered into a non-competition, non-disclosure and non-solicitation agreement with Acquirer, substantially in the form of Exhibit C.

WHEREAS, the parties hereto (each, a “Party” and, collectively, the “Parties”) desire to make certain representations and warranties and document their agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“280G Waiver” has the meaning set forth in Section 7.15.

“280G Approval” has the meaning set forth in Section 7.15.

“Acquirer” has the meaning set forth in the Preamble.

“Acquirer Bank” shall mean Bank of Hope, a California state-chartered bank and a wholly owned subsidiary of Acquirer.

“Acquirer Board” has the meaning set forth in the recitals.

“Acquirer Common Stock” has the meaning set forth in Section 3.01(a).

“Acquirer Disclosure Schedule” has the meaning set forth in Section 4.01.

“Acquirer Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect, or state of facts (each, an “Effect”) that either (i) prevents, materially delays or materially impairs the ability of the Acquirer to perform its obligations under this Agreement or to consummate the Merger, or (ii) individually or in the aggregate, has been, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities, financial condition, or results of operations of the Acquirer and its Subsidiaries, in each case taken as a whole; provided, however, that no Effect to the extent resulting from any of the following shall be considered in determining whether an Acquirer Material Adverse Effect has occurred or is in existence: (a) changes, after the date hereof, in Laws, rules, and regulations of general applicability, or of general applicability to banks or their holding companies, or interpretations thereof, by Governmental Entities, including any change in GAAP or regulatory accounting requirements; (b) changes in the economy or financial markets, generally, in the United States; (c) changes in economic, business, political, regulatory, market, or financial conditions generally affecting the banking industry; (d) the entry into or announcement of this Agreement or the transactions contemplated hereby or compliance by the Acquirer or the Acquirer Bank with the terms of this Agreement, including without limitation the completion of each of the contemplated transactions; or (e) a decline in the trading price of Acquirer Common Stock (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether an Acquirer Material Adverse Effect has occurred or is in existence if such facts and circumstances are not otherwise described in clauses (a) through (d) of this definition); provided, further, that with respect to clauses (a), (b) and (c) of this definition, such Effects shall be taken into account in determining whether an Acquirer Material Adverse Effect is in existence to the extent any such Effects materially and disproportionately adversely affect the Acquirer and its Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries, lines of business and geographic locations in which the Acquirer and its Subsidiaries operate.

“Acquirer Plans” has the meaning set forth in Section 7.03(a).

“Acquirer SEC Reports” has the meaning set forth in Section 5.01(e)(i).

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, neither the Company nor any of its Affiliates shall be deemed an Affiliate of Acquirer, or Acquirer’s ultimate parent company, or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither Acquirer nor any of its Affiliates shall be deemed an Affiliate of the Company or its Subsidiaries for purposes of this Agreement prior to the Effective Time.

“Agencies” has the meaning set forth in Section 4.02(u)(iv).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.02(n)(iv).

“Articles of Merger” has the meaning set forth in Section 2.03.

“Assumed Option” has the meaning set forth in Section 3.03.

“Audited Financial Statements” has the meaning set forth in Section 4.02(f)(i).

“Bank Merger” has the meaning set forth in the Recitals.

“Bank Merger Agreement” has the meaning set forth in the Recitals.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02(d)(i).

“Benefit Plan” has the meaning set forth in Section 4.02(q)(i).

“BHCA” has the meaning set forth in Section 4.02(a)(i).

“Book Entry Notice” has the meaning set forth in Section 3.02(b).

“Burdensome Condition” has the meaning set forth in Section 7.01(c).

“Business Day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the cities of Seattle, Washington or Los Angeles, California.

“CERCLA” has the meaning set forth in Section 4.02(t)(iii).

“Certificate” has the meaning set forth in Section 3.01(a).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Change of Recommendation” has the meaning set forth in Section 7.05(c).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Stock Price” has the meaning set forth in Section 3.01(a)(v).

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Bank” shall mean UniBank, a Washington state-chartered bank and wholly owned subsidiary of the Company.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.02(d)(iii).

“Company Common Stock” has the meaning set forth in Section 3.01(a).

“Company Disclosure Schedule” has the meaning set forth in Section 4.01.

“Company Insurance Policies” has the meaning set forth in Section 4.02(v).

“Company Intellectual Property” has the meaning set forth in Section 4.02(v).

“Company Material Adverse Effect” shall mean any Effect that, individually or in the aggregate, has been, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, in each case taken as a whole; provided, however, that no Effect to the extent resulting from any of the following shall be considered in determining whether a Company Material Adverse Effect has occurred or is in existence: (a) changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks or their holding companies, or interpretations thereof by Governmental Entities, including any change in GAAP or regulatory accounting requirements; (b) changes in the economy or financial markets, generally, in the United States; (c) changes in economic, business, political, regulatory, market, or financial conditions generally affecting the banking industry; (d) any modifications or changes to credit or valuation policies or practices of the Company made at the request of the Acquirer in connection with the Merger; (e) the entry into or announcement of this Agreement or the transactions contemplated hereby or compliance by the Company or Company Bank with the terms of this Agreement, including without limitation the completion of each of the contemplated transactions; or (f) a decline in the trading price of Company Common Stock (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether a Company Material Adverse Effect has occurred or is in existence if such facts and circumstances are not otherwise described in clauses (a) through (e) of this definition); provided, further, that with respect to clauses (a), (b), and (c) of this definition, such Effects shall be taken into account in determining whether a Company Material Adverse Effect is in existence to the extent any such Effects materially and disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries, lines of business and geographic locations in which the Company and its Subsidiaries operate.

“Company Proprietary Right” has the meaning set forth in Section 4.02(l)(i)(15).

“Company Reports” has the meaning set forth in Section 4.02(g)(i).

“Company Stock Option” shall mean options to purchase Company Common Stock granted pursuant to the Company Stock Plan.

“Company Stock Plan” shall mean the Year 2006 Incentive and Nonqualified Stock Option Plan.

“Company’s Current Premium” has the meaning set forth in Section 7.04(b).

“Company Transaction Expense” means any financial advisory and legal fees and expenses incurred or otherwise payable by the Company or the Company Bank, including all fees and expenses of financial advisors and attorneys of the Company or the Company Bank, in connection with any of the transactions contemplated hereunder or under the Bank Merger Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.02(b).

“Contract” shall mean any agreement, contract, instrument, guarantee, undertaking, lease, note, mortgage, indenture, license or other legally binding commitment or obligation, whether written or oral.

“Covered Employees” has the meaning set forth in Section 7.03(a).

“D&O Insurance” has the meaning set forth in Section 7.04(b)).

“Data Room” has the meaning set forth in Section 4.01.

“Delaware Secretary” has the meaning set forth in Section 2.03.

“Determination Date” has the meaning set forth in Section 3.01(a)(v).

“DGCL” has the meaning set forth in Section 2.01.

“DIF” has the meaning set forth in Section 4.02(a)(ii).

“Disclosure Schedules” has the meaning set forth in Section 4.01.

“Dissenting Shareholders” has the meaning set forth in Section 3.01(a).

“Dissenting Shares” has the meaning set forth in Section 3.01(a).

“Effect” has the meaning set forth in the definition of Acquirer Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.03.

“Employees” has the meaning set forth in Section 6.02(h).

“Encumbrance” shall mean any mortgage, lien, pledge, charge, security interest, easement, covenant or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (i) specified encumbrances described in Section 1.01 of the Company Disclosure Schedule; (ii) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; (iv) liens or other encumbrances on properties acquired in foreclosure or on account of debts previously contracted; and (v) other encumbrances that would not, individually or in the aggregate, be reasonably expected to materially impair the continued use, operation or value of the specific parcel of any Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and the Company Bank as presently conducted.

“Environmental Laws” has the meaning set forth in Section 4.02(t)(i).

“ERISA” has the meaning set forth in Section 4.02(q)(i).

“ERISA Affiliate” has the meaning set forth in Section 4.02(q)(i).

“Excess Transaction Expense Amount” has the meaning set forth in Section 3.01(a)(iii).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” shall mean the fund containing the portion of the Merger Consideration to be distributed to the Company’s shareholders pursuant to this Agreement.

“Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).

“Excluded Shares” shall mean Shares owned by Acquirer, the Company or any direct or indirect wholly owned subsidiary of Acquirer or the Company, in each case not held (i) in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted.

“Executive Officer” has the meaning set forth in Section 6.02(h).

“FDIC” has the meaning set forth in Section 4.02(a)(ii).

“Federal Reserve” has the meaning set forth in Section 4.02(e).

“Financial Statements” has the meaning set forth in Section 4.02(f)(i).

“Form S-4 Registration Statement” shall mean the Form S-4 Registration Statement under the Securities Act of 1933 to be prepared and filed with the SEC by Acquirer pursuant to Section 7.11.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any federal, state, local, foreign or supranational court, tribunal, arbitral or administrative agency or commission or other governmental authority or instrumentality, and any stock exchange or industry self-regulatory organization.

“Grant Date” has the meaning set forth in Section 4.02(b)(v).

“Hazardous Substances” has the meaning set forth in Section 4.02(t)(i).

“Indebtedness” shall mean (i) all obligations for borrowed money, and all accrued but unpaid prepayment premiums or penalties and any other fees and expenses paid to satisfy such Indebtedness, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under standby letters of credit, (iv) all obligations to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, and (v) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person.

“Indemnified Parties” has the meaning set forth in Section 7.04(a).

“Initial Premium” has the meaning set forth in Section 7.04(b).

“Interim Financials” has the meaning set forth in Section 4.02(f)(i).

“Intellectual Property” shall mean, on a worldwide basis, any and all intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals, including: (a) any and all patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries; (b) any and all copyrights, works of authorship, copyright registrations and applications for copyright registration, certificates of copyright and copyrightable subject matter, including, without limitation, mask works, mask work registrations, applications for mask work registrations, and all moral rights; (c) any and all trademarks, service marks, trade names, logos, mottos, slogans, taglines, corporate names, product names, service names, trademark registrations and applications for trademark registration, Internet domain names and addresses, all other indicia of commercial source or origin, and all goodwill associated therewith; (d) any and all trade secrets under applicable law and other rights in know-how and confidential or proprietary information; (e) any and all computer software including, all source code, object code, HTML scripts, firmware and middleware; (f) any and all computer hardware, electronic devices and information technology systems; and (g) any and all databases and data collections.

“Investors” has the meaning set forth in Section 4.02(b)(iii).

“IRS” has the meaning set forth in Section 4.02(q)(ii).

“Knowledge” shall mean the actual knowledge of any of the executive officers and directors of the Company or its Subsidiaries listed on Section 1.01 of the Company Disclosure Schedule, after reasonable inquiry.

“Laws” shall mean any federal, state, local or foreign law, common law, statute, code, ordinance, rule or regulation issued, promulgated, entered or authorized by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.02(h).

“Loans” has the meaning set forth in Section 4.02(u)(i).

“Material Contract” has the meaning set forth in Section 4.02(l)(i).

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration” shall mean the amount of Acquirer Common Stock and cash consideration for fractional shares of Acquirer Common Stock (based upon the Per Share Merger Consideration formula) to which each holder of Company Common Stock is entitled to receive as a result of the Merger.

“NASDAQ” shall mean the NASDAQ Global Select Market or The Nasdaq Stock Market, Inc., as applicable.

“OFAC” has the meaning set forth in Section 4.02(n)(i).

“Offering” has the meaning set forth in Section 4.02(b)(iii).

“Order” shall mean any order, writ, injunction, decree, judgment, ruling, arbitration award or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“Outside Date” has the meaning set forth in Section 9.01(e).

“Party” has the meaning set forth in the Recitals.

“Per Share Excess Transaction Expense Amount” has the meaning set forth in Section 3.01(a)(iv).

“Per Share Merger Consideration” has the meaning set forth in Section 3.01(a)(ii).

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Pool” has the meaning set forth in Section 4.02(u)(vii).

“Post-Signing Return” has the meaning set forth in Section 7.13.

“Preferred Stock Certificate” has the meaning set forth in Section 3.01(c).

“Previously Disclosed” with regard to a Party means only that information set forth on such Party’s Disclosure Schedule; provided, however, that (i) disclosure in any section of such Disclosure Schedule shall apply to the indicated sections of this Agreement and shall also apply to such other sections of this Agreement and such Disclosure Schedule as to which it is reasonably apparent that such disclosure is relevant, (ii) with regard to the Company, “Previously Disclosed” shall also include information publicly disclosed by the Company in its Annual Report to shareholders since December 31, 2013, and made publicly available prior to the day preceding the date of this Agreement, but excluding any disclosures contained solely in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and cautionary and are predictive or forward-looking in nature, and (iii) with regard to the Acquirer, “Previously Disclosed” shall also include information publicly disclosed by Acquirer in any forms, statements, certifications, reports and documents filed with SEC pursuant to the Securities Act or the Exchange Act since December 31, 2013, and publicly available prior to the day preceding the date of this Agreement, but excluding any disclosures contained solely in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and cautionary and are predictive or forward-looking in nature.

“Proxy Statement” shall mean proxy materials relating to the matters to be submitted to the Company’s shareholders at the Shareholders Meeting.

“RCW” has the meaning set forth in Section 4.02(a)(ii).

“Rescission Letter” has the meaning set forth in Section 4.02(b)(iii).

“Regulatory Agreement” has the meaning set forth in Section 4.02(s).

“Related Party Contract” has the meaning set forth in Section 4.02(z)(ii).

“Representatives” has the meaning set forth in Section 7.05(a).

“Required Filings” has the meaning set forth in Section 7.01(a).

“Requisite Regulatory Consents” has the meaning set forth in Section 4.02(e).

“Requisite Shareholder Approval” has the meaning set forth in Section 4.02(d)(i).

“SBA” has the meaning set forth in Section 4.02(u)(iv).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Series A Preferred Stock” has the meaning set forth in Section 3.01(c).

“Share” has the meaning set forth in Section 3.01(a).

“Shareholders Meeting” has the meaning set forth in Section 7.08.

“SPA” has the meaning set forth in Section 4.02(b)(iii).

“Subsidiary” shall, when used with respect to either Party, have the meaning ascribed to it in Section 2(d) of the BHCA.

“Superior Proposal” shall mean an unsolicited bona fide Acquisition Proposal that would result in any Person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, stockholder approval risk, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 7.05(c)(v) of this Agreement pursuant to such Section 7.05(c)(v), and the amount, type and value of the consideration payable under such Acquisition Proposal.)

“Surviving Bank” shall mean the surviving banking corporation resulting from the Bank Merger, which shall be Acquirer Bank.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” shall mean any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Taxes” shall mean (i) all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, gross receipts, ad valorem, excise, property, sales, transfer, franchise, payroll, withholding, social security, abandoned or unclaimed property or other taxes, together with any interest, penalties or additions to tax attributable thereto and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Effective Time.

“Treasury” has the meaning set forth in Section 3.01(c).

“VA” has the meaning set forth in Section 4.02(u)(iv).

“Voting Debt” has the meaning set forth in Section 4.02(b)(ii).

“Waived 280G Benefits” has the meaning set forth in Section 7.14.

“Washington DFI” has the meaning set forth in Section 4.02(e).

“Washington Secretary” has the meaning set forth in Section 2.03.

“WBCA” has the meaning set forth in Section 2.01.

Section 1.02 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection or Exhibit shall refer, respectively, to Sections, Subsections or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation:”; and

(f) references herein to any statute, law, code, regulation or treaty shall be deemed to include any amendments thereto from time to time or any successor statute, law, code, regulation, treaty or protocol thereof and any the rules and regulations promulgated thereunder.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Acquirer and the separate corporate existence of the Company shall thereupon cease (the “Merger”). Acquirer shall be the surviving corporation in the Merger (Acquirer in such capacity being sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of Acquirer, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”) and the Washington Business Corporation Act (the “WBCA”).

Section 2.02 Closing. Unless otherwise mutually agreed in writing between the Company and Acquirer, the closing for the Merger (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, Los Angeles, California, on a date (the “Closing Date”) designated by Acquirer, which shall be no later than the fifth Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) in accordance with this Agreement, or at such other place and time as the Parties may agree.

Section 2.03 Effective Time. In connection with the Closing, the Company and Acquirer shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided in Section 251 of the DGCL, and shall concurrently cause the articles of merger (the “Articles of Merger”) specified in the WBCA to be filed with the Secretary of State of the State of Washington (the “Washington Secretary”), in such form as required by, and executed in accordance with, the relevant provisions of the WBCA. The Merger shall become effective at the time (the “Effective Time”) (i) when the Certificate of Merger and the Articles of Merger have been duly filed with the Delaware Secretary and the Washington Secretary, respectively, or (ii) at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger and Articles of Merger.

Section 2.04 Certificate of Incorporation; Bylaws. The certificate of incorporation and bylaws of Acquirer as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter duly amended as provided therein or by applicable Laws.

Section 2.05 Directors and Officers. The directors of Acquirer immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of Acquirer immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

Section 2.06 Bank Merger. As soon as reasonably practicable after the date hereof, Acquirer and the Company shall cause Acquirer Bank and Company Bank to enter into the Bank Merger Agreement in substantially the form attached to this Agreement as Exhibit A, providing for the merger of Company Bank with and into Acquirer Bank, in which Acquirer Bank shall be the surviving banking corporation, in accordance with all applicable Laws and the terms of the Bank Merger Agreement concurrently with or as soon as reasonably practicable after consummation of the Merger. Acquirer and the Company shall take all other actions, including providing its approval, as sole shareholder, as necessary, to consummate the Bank Merger in accordance with the terms of this Agreement and the Bank Merger Agreement.

ARTICLE III

EFFECT OF MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Acquirer:

(a) Company Common Stock. Subject to Section 3.02, Section 9.01(j) and Section 9.01(k), each share of the common stock, no par value (the “Company Common Stock”), of the Company (each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares and (ii) Shares that are owned by shareholders (“Dissenting Shareholders”) who have perfected and not effectively withdrawn a demand for appraisal rights pursuant to Chapter 23B.13 of the WBCA (“Dissenting Shares”)) shall be converted into the right to receive the fraction of a share of the common stock, par value $0.001 per share, of Acquirer (the “Acquirer Common Stock”) equal to the Exchange Ratio. For purposes of this Agreement:

(i) The “Exchange Ratio” shall be equal to the fraction derived by dividing (i) the Per Share Merger Consideration by (ii) the Closing Stock Price, carried out to five decimal places (subject to potential adjustment pursuant to Section 9.01(j) and Section 9.01(k)).

(ii) The “Per Share Merger Consideration” shall be an amount equal to (i) $9.50 minus (ii) any Per Share Excess Transaction Expense Amount.

(iii) The “Excess Transaction Expense Amount” shall be the aggregate amount of all Company Transaction Expenses in excess of $900,000, provided that such amount can increase to a maximum of $1,200,000 by an amount equal to 0.5 times any Company Transaction Expenses not paid to Miller, Nash, Graham & Dunn or Sandler O’Neill. The Excess Transaction Expense Amount shall be determined as follows: No later than the date of mailing of the Proxy Statement, the Company shall certify in writing to the Acquirer the total amount of Company Transaction Expenses, including its good faith estimates of any and all remaining Company Transaction Expenses to be incurred by the Company or the Company Bank through the Closing, together with invoices for each such Company Transaction Expense.

(iv) The “Per Share Excess Transaction Expense Amount” is equal to the quotient obtained by dividing (i) the Excess Transaction Expense Amount, by (ii) the total number of shares of Company Common Stock expected to be outstanding on a fully diluted basis at the Closing.

(v) The “Closing Stock Price” shall be an amount equal to the trade weighted, volume weighted average price of the Acquirer Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for a ten (10) trading day period, starting with the opening of trading on the fifteen (15th) trading day prior to the Effective Time and ending with the closing of trading on sixth (6th) trading day prior to the Effective Time (the “Determination Date”).

At the Effective Time, each Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares in certificated form and each book-entry in respect of any of the Shares issued in book entry form (other than, in each case, any Certificate or book-entry in respect of any Excluded Shares and Dissenting Shares) shall thereafter represent only the Merger Consideration specified herein.

(b) Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Dissenting Shares. Notwithstanding anything to the contrary contained herein, the holders of any Dissenting Shares shall be entitled only to such rights and payments as are provided by Chapter 23B.13 of the WBCA; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder’s rights under Chapter 23B.13 of the WBCA, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration, after giving effect to any required Tax withholdings as provided in Section 3.02(h), and such holder shall cease to have any other rights with respect thereto.

(d) No Effect on Acquirer Stock. The Merger shall have no effect on the shares of capital stock of Acquirer that are outstanding before the Merger, all of which shares shall remain outstanding without change after the Effective Time.

(e) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquirer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

Section 3.02 Exchange of Shares.

(a) Exchange Agent. At the Effective Time, Acquirer shall deposit or make available to Computershare, or to a bank or trust company or other depository designated by Acquirer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Shares for exchange in accordance with this Article III, (i) evidence of shares in book entry form representing the shares of Acquirer Common Stock issuable pursuant to Section 3.01 in exchange for the Shares and (ii) to the extent then known, sufficient cash to pay cash in lieu of fractional shares in accordance with Section 3.02(e).

(b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of Shares of record (other than holders of Excluded Shares or Dissenting Shares) (i) a letter of transmittal (which shall specify that, with respect to any Certificates, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.02(d)) to the Exchange Agent, and which shall be in such form and have such other provisions as the Acquirer and the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.02(d)) or Company Common Stock held in book entry-form, as applicable, in exchange for evidence in customary form of the issuance of shares of Acquirer Common Stock in book entry form (a “Book Entry Notice”) representing the number of whole shares of Acquirer Common Stock into which such Shares have been converted in the Merger. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.02(d)) to the Exchange Agent in accordance with the terms of such letter of transmittal or submission of a letter of transmittal in respect of Shares issued in book entry form, as applicable, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Company Common Stock shall be entitled to receive in exchange therefor a Book Entry Notice evidencing that number of whole shares of Acquirer Common Stock, which such holder has the right to receive in respect of the Shares surrendered pursuant to the provisions of this Article III (after aggregation of all Shares then held by such holder) and the Certificate so surrendered, if applicable, shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration to be exchanged as herein provided may be issued to the transferee upon delivery of a duly executed letter of transmittal accompanied, in the case of Shares issued in certificated form, by the relevant Certificate previously representing such Shares to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable as reasonably determined by the Exchange Agent. Until surrendered as contemplated by this Section 3.02, each Certificate and each book entry in respect of any Shares in book entry form shall be deemed at any time after the Effective Time to represent only the Acquirer Common Stock into which such Shares have been converted as provided in this Article III and the right to receive upon such surrender cash in lieu of any fractional shares of Acquirer Common Stock, if applicable, as contemplated by this Section 3.02.

(c) No Further Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Acquirer or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article III.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Acquirer, the posting by such Person of a bond in customary amount and upon such terms as may be required by Acquirer as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue a Book Entry Notice evidencing the amount of Acquirer Common Stock to which the holder of Company Common Stock is entitled pursuant to this Article III.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Acquirer Common Stock shall be issued upon the surrender for exchange of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. In lieu thereof, upon surrender of the applicable Company Common Stock by submission of a letter of transmittal to the Exchange Agent accompanied by the applicable Certificates, the Exchange Agent shall pay each holder of such Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Closing Stock Price (as may be adjusted pursuant to Section 9.01(j) or 9.01(k), as applicable).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for Acquirer Common Stock, any cash in lieu of fractional shares of Acquirer Common Stock and any dividends or distributions with respect to Acquirer Common Stock.

(g) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Chapter 23B.13 of the WBCA shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the WBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Chapter 23B.13 of the WBCA with respect to Shares owned by such Dissenting Shareholder. The Company shall give Acquirer reasonably prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights of appraisal. The Company shall, direct, and the Parties shall reasonably cooperate and consult regarding, all negotiations and proceedings with respect to demand for appraisal under Chapter 23B.13 of the WBCA; provided that, the Company shall not, except with the prior written consent of Acquirer (which consent shall not be reasonably withheld, conditioned, or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

(h) Withholding Rights. Each of Acquirer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Laws. To the extent that amounts are so withheld by Acquirer or the Surviving Corporation, as the case may be, such withheld amounts (i) shall be remitted by Acquirer or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Acquirer, as the case may be.

Section 3.03 Stock Options.

(a) Non-Covered Employees. Each Company Stock Option held by a Person who is not a Covered Employee shall, as of the Effective Time, become fully vested (to the extent unvested) and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option. Acquirer shall pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any other applicable provision of state, local or foreign Tax Law with respect to such payment, within ten Business Days following the Effective Time.

(b) Covered Employees. The Company shall take all actions necessary to provide that, effective as of, but contingent upon, the Effective Time, without any action on the part of the holders thereof, each outstanding Company Stock Option held by a Covered Employee shall cease to represent the right to acquire shares of Company Common Stock and shall instead be converted automatically into an option to acquire shares of Acquirer Common Stock as provided below (an “Assumed Option”), and such Assumed Options will be assumed by Acquirer on substantially the same terms and conditions as were applicable under the corresponding Company Stock Options immediately prior to the Effective Time, in all cases subject to restrictions related to the issuance of shares under applicable Law; provided, however, that after the Effective Time:

(i) each Assumed Option will be exercisable for a number of shares of Acquirer Common Stock equal to the product of (A) the number of shares of Company Common Stock that would be issuable upon exercise of the Company Stock Option outstanding immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded to the nearest whole share;

(ii) the per share exercise price for the Acquirer Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (A) the per share exercise price for such Company Stock Option outstanding immediately prior to the Effective Time by (B) the Exchange Ratio, rounded to the nearest whole cent; and

(iii) such Assumed Option shall be a nonqualified stock option, even if the related Company Option was an incentive stock option.

The term, exercisability, and vesting schedule of such Company Stock Option as in effect on the date hereof (including with respect to any acceleration upon a change in control) will remain unchanged. As soon as reasonably practicable following the Closing Date, the Surviving Corporation will deliver to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Company Stock Option by the Surviving Corporation. The Company and Acquirer will cooperate and coordinate with respect to any materials to be submitted to the holders of Company Stock Options in connection with any notice required under this Section 3.03. The transaction contemplated by this Section 3.03 shall, in all cases, be completed in a manner intended to comply with Section 409A of the Code and, to the extent applicable, Section 424 of the Code. Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the actions contemplated by this Section 3.03 (including, without limitation, obtaining consent to the treatment of each Assumed Option as a nonqualified stock option from each Covered Employee who holds an Assumed Option originally designated as an incentive stock option).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01 Disclosure. On or prior to the date of this Agreement, the Company has delivered to Acquirer a schedule (the “Company Disclosure Schedule”) and Acquirer has delivered to the Company a schedule (the “Acquirer Disclosure Schedule,” and, together with the Company Disclosure Schedule, the “Disclosure Schedules”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV and Article V, or to one or more of the Company’s or Acquirer’s covenants contained herein. The Company Disclosure Schedule may refer to and incorporate by reference information and documents contained in the electronic data room (the “Data Room”) established by the Company for the purpose of providing information and documents in connection with the transactions contemplated by this Agreement; provided, that such information and documents may only be incorporated by reference to the extent they are contained in the Data Room as of the close of business on the second day preceding the date of this Agreement and only to the extent that the specific Sections or subsections of this Agreement to which it relates are stated under appropriate captions in the Company Disclosure Schedule.

Section 4.02 Representations and Warranties of the Company. The Company represents and warrants to Acquirer that, except as Previously Disclosed:

(a) Organization, Good Standing and Qualification.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956 (the “BHCA”) and meets the applicable requirements for qualification as such. The Company has all corporate power and authority to own or lease all the assets owned or leased by it and to conduct its business as it is now being conducted, except where any failure could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company. The Company is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (1) in which the nature of the activities conducted by the Company requires such licensure or qualification and (2) in which the Company owns or leases real property, other than any failures to be so licensed or qualified that would not reasonably be expected to have or result in a Company Material Adverse Effect. The articles of incorporation of the Company comply with applicable Law in all material respects. A true, complete and correct copy of each of the articles of incorporation and the bylaws of the Company, as amended and currently in effect, has been delivered or made available to Acquirer.

(ii) Company Bank is a wholly owned subsidiary of the Company and is a Washington state-chartered nonmember commercial bank duly organized, validly existing and in good standing under Title 30 of the Revised Code of Washington (the “RCW”), whose primary federal regulator is the Federal Deposit Insurance Corporation (the “FDIC”). Company Bank is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposit accounts of Company Bank are insured up to applicable limits (or fully insured if there is no limit) by the Deposit Insurance Fund (“DIF”), which is administered by the FDIC, and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of the Company, threatened. Company Bank has the corporate power and authority to own or lease all of the assets owned or leased by it and to conduct its business as it is now being conducted, except where any failure could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Bank. Company Bank is duly licensed or qualified to do business and in good standing in all jurisdictions (1) in which the nature of the activities conducted by Company Bank requires such qualification and (2) in which Company Bank owns or leases real property, other than, in each case, such failures as would not have a Company Material Adverse Effect. The articles of incorporation of Company Bank comply with applicable Law in all material respects. A true, complete and correct copy of each of the articles of incorporation of Company Bank and the bylaws of Company Bank, as amended and currently in effect, has been delivered or made available to Acquirer.

(iii) The Company has no Subsidiaries other than Company Bank.

(b) Capitalization.

(i) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, no par value, and 5,500 shares of Series A Preferred Stock, $1,000 par value (the “Series A Preferred Stock). As of the date hereof, (1) 4,972,920 shares of Company Common Stock were issued and outstanding, 323,887 shares of Company Common Stock were subject to outstanding stock options issued under the Company Stock Plan, 130,043shares of Company Common Stock were reserved for future issuance upon exercise of stock options or other awards granted in the future under the Company Stock Plan; and (2) no shares of Series A Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of or are subject to any preemptive rights, rights of first refusal, rights of first offer, rights of rescission or similar right.

(ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (1) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Benefit Plans and (2) as required to satisfy obligations in respect of outstanding Company Stock Options, the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Company Common Stock or preferred stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(iii) On October 1, 2015, the Company completed an offering of 4,032,290 shares of Company Common Stock (the “Offering”) to 16 accredited investors (the “Investors”) pursuant to a stock purchase agreement, dated September 29, 2015, by and among the Company and the Investors (the “SPA”). Each of the Investors has since executed and delivered to the Company a letter in the exact forms attached to Section 4.02(b)(iii)(a) of the Company Disclosure Schedule rescinding such Investor’s purchase of the Company Common Stock in full (each, a “Rescission Letter”). Section 4.02(b)(iii)(b) of the Company Disclosure Schedule contains an accurate and complete table setting forth, with respect to each of the Investors, (i) the name of such Investor; (ii) the number of shares purchased by such Investor; (iii) the dollar amount invested by such Investor; (iv) the total percentage of shares acquired by such Investor in the Offering; (v) the pro rata fees and costs associated with the Offering attributable to, and paid by, such Investor; (vi) any other deductions, fees and costs attributable to, and paid by, such Investor; and (vii) the date the Company completed the rescission offer with respect to such Investor. The Company completed each rescission offer on the date indicated in Section 4.02(b)(iii)(b) of the Company Disclosure Schedule by returning to each of the Investors, the investment amount, less the pro rata fees and costs associated with the Offering and any other deductions, fees and costs attributable to such Investor, as set forth in Section 4.02(b)(iii)(b) of the Company Disclosure Schedule. Each of the Rescission Letters is valid and binding on the Company and the Investor party thereto, and is in full force and effect. There is no default under any of the Rescission Letters by the Company or by the Investor party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or by the Investor party thereto. Neither the Company nor any of its Subsidiaries has received any written notification or other communication from any Investor or any other person relating to the SPA, any of the Rescission Letters or the transactions contemplated thereunder, including but not limited to any notification or communication challenging the validity of, or seeking to rescind, any Rescission Letter. There are no pending, and the Company has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in, any legal, administrative, arbitral or other proceedings, claims or actions relating to the SPA, any of the Rescission Letters or any of the transactions contemplated thereunder. Except as set forth in Section 4.02(b)(iii)(c) of the Company Disclosure Schedule, none of the Investors own (directly or indirectly, of record or as a beneficial holder or otherwise), or have any right to acquire, any of the Company’s equity securities.

(iv) No Person has any right of rescission or, to the Knowledge of the Company, claim for damages or any “put” or similar right under federal or state securities laws with respect to the issuance of any shares of capital stock of the Company or any of its Subsidiaries previously issued. An accurate and complete list of all of the stockholders of the Company and the number of shares held by each such stockholder as of December 31, 2016, has been delivered or made available to Acquirer.

(v) Section 4.02(b)(v) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all outstanding Company Stock Options and (i) the number of shares of Company Common Stock subject thereto, (ii) the terms of vesting (including the extent to which it will become accelerated as a result of the Merger) and vested status, (iii) the grant and expiration dates, (iv) the exercise price, (v) the name of the holder thereof, and (vi) whether such Company Stock Option is intended to be an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise. No Company Stock Option (whether or not currently outstanding) is, or has been, subject to Section 409A of the Code and the regulations promulgated thereunder.

(vi) With respect to the Company Stock Options, except as set forth in Section 4.02(b)(vi) of the Company Disclosure Schedule, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (ii) all options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the Grant Date, as determined in accordance with Section 409A of the Code, (iii) each such grant was made in accordance with the terms of the Company Stock Plan and all applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities laws, and (iv) the Company Stock Plan is the only plan or program the Company maintains under which outstanding options to acquire Company Common Stock or other compensatory equity-based awards may be granted, and (v) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any award agreement outstanding as of the date of this Agreement.

(vii) Section 4.02(b)(vii) of the Company Disclosure Schedule sets forth a complete and correct list of all Indebtedness of the Company as of the date of this Agreement, identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed, the amount of the Indebtedness as of December 31, 2016 and the rate paid, the maturity date of the Indebtedness and unpaid fees and expenses incurred by the Company for the Indebtedness as of the date hereof. No Indebtedness of the Company contains any restriction upon the prepayment of any of such Indebtedness or the future incurrence of Indebtedness by the Company. Except as set forth on Section 4.02(b)(vii) of the Company Disclosure Schedule, the Company has made timely payments on all installments of principal and interest, and performed all of its other obligations, under each item of Indebtedness. The Company has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Neither the Company nor any of its Subsidiaries has guaranteed or is responsible or liable for any Indebtedness of any other Person (other than the Company or any of its Subsidiaries).

(c) Subsidiaries. With respect to Company Bank and each of the Company’s other Subsidiaries, if any, (i) the Company owns all of the issued and outstanding shares of such entity’s capital stock (or corresponding equity interests in the case of Subsidiaries that are not corporations), free and clear of any claim, lien or encumbrance, (ii) all of such entity’s capital stock (or corresponding equity interests in the case of Subsidiaries that are not corporations) have been duly authorized and validly issued, are fully paid and nonassessable (except as provided by Section 30.12.180 of the RCW) and were not issued in violation of or subject to any preemptive rights, rights of first refusal, rights of first offer, rights of rescission or other rights to subscribe for or purchase securities, and (iii) such entity does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of such entity’s capital stock or any other equity securities or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of such entity (including any rights plan or agreement). Neither the Company nor Company Bank has received any notice relating to the assessment on the capital stock of Company Bank. Except as set forth in Section 4.02(c) of the

Company Disclosure Schedule sets forth as of the date of this Agreement (i) no Subsidiary of the Company has issued securities held by any entity other than the Company or its Subsidiaries, and (ii) neither the Company nor its Subsidiaries own capital stock, equity interest or other direct or indirect ownership interest in any other Person other than (1) securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company and (2) securities held in a fiduciary capacity for the benefit of customers.

(d) Authorization and Action.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only, with respect to the Merger, to approval of this Agreement by a majority of the outstanding shares of Company Common Stock (the “Requisite Shareholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquirer, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion) of its financial advisor, Sandler O’Neill and Partners, L.P., to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Per Share Merger Consideration is fair to the holders of the Shares from a financial point of view. It is agreed and understood that such opinion is solely for the benefit of the Company Board and may not be relied upon by Acquirer or any holders of capital stock of the Company.

(iii) The Company Board has duly adopted resolutions (1) adopting this Agreement and approving the transactions contemplated hereby, (2) determining that this Agreement and the transactions contemplated hereby are advisable, and in the best interests of the Company and its shareholders, and (3) recommending that the Company’s shareholders approve this Agreement (such recommendation, the “Company Board Recommendation”).

(iv) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss to the Company or any of its Subsidiaries of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrances upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (x) the certificate of incorporation or bylaws of the Company or the certificate of incorporation, charter, bylaws or other governing instruments of any of its Subsidiaries or (y) any Material Contract to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, or (2) subject to compliance with the statutes and regulations referred to in Section 4.02(e), violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

(e) Consents and Approvals. Other than (i) applicable requirements of the Securities Act, the Exchange Act, and state securities and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, including the filing with the SEC of the Form S-4 Registration Statement by the Acquirer and declaration of effectiveness and continuing effectiveness of the Form S-4 Registration Statement, (ii) the filing of the Certificate of Merger and the Articles of Merger with the Delaware Secretary and the Washington Secretary, respectively, (iii) the filing of applications and notices (or waivers) with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the State of Washington Department of Financial Institutions (the “Washington DFI”), and the State of California Department of Business Oversight, and the receipt of approval or notice of non-objection thereto and the expiration of any related waiting periods, (iv) such other consents of, filings with, authorizations or approvals from and registrations with any Governmental Entity which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (clauses (iii) and (iv), collectively the “Requisite Regulatory Consents”), and (v) receipt of the Requisite Shareholder Approval, no notice or application to or filing with, or consent or notice of non-objection of, any Governmental Entity or any other Person is necessary in connection with the Company’s execution, delivery or performance of this Agreement, and the consummation of the Merger and the Bank Merger. A list of all Requisite Regulatory Consents and any other regulatory consents that are required by the Company, its Subsidiaries or any of their Affiliates is disclosed in Section 4.02(e) of the Company Disclosure Schedule.

(f) Financial Statements.

(i) The Company has previously made available to Acquirer copies of (1) the audited consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity, and of cash flows for the years ended December 31, 2015 and 2014, in each case including the related notes and accompanied by the audit report of Moss Adams LLP (the “Audited Financial Statements”), and (2) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of September 30, 2016 and the related unaudited consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity and of cash flows for the nine-month period ended September 30, 2016, in each case including the related notes (the “Interim Financials” and, collectively with the Audited Financial Statements, the “Financial Statements”).

(ii) Each of the Financial Statements has been prepared in accordance with GAAP consistently applied throughout the periods covered by each such statement (except for inconsistencies in the application of GAAP described in such Financial Statements or in the notes thereto), is consistent with the books and records of the Company, and fairly presents, in all material respects, the consolidated financial condition of the Company as of the respective dates and the results of operations and cash flows of the Company for the respective periods indicated therein, as applicable, subject to, in the case of the Interim Financials (1) the absence of notes and schedules and (2) normal year-end adjustments (but only to the extent not material in the aggregate).

(iii) The books and records of the Company and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(iv) Moss Adams LLP, which has expressed its opinion with respect to the consolidated financial statements of the Company for the years ended December 31, 2015 and 2014 were, to the Company’s Knowledge, as of the date of such opinion independent public accountants, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

(g) Reports; Books and Records.

(i) Since December 31, 2013, each of the Company and each of its Subsidiaries has timely filed or furnished all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with or furnish to any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing or furnishing, or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. As of the date of this Agreement, there are no outstanding comments from any Governmental Entity with respect to any such Company Report. With respect to all other Company Reports filed since December 31, 2013, or to be filed subsequent to the date of this Agreement and prior to the Closing, the Company Reports will be complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. Except as set forth in Section 4.02(g) of the Company Disclosure Schedule and for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2013, and there are no unresolved violations set forth in any report relating to any examinations or inspections by any Governmental Entity of any of the Company and its Subsidiaries. The Company and its Subsidiaries have fully resolved all “matters requiring attention,” “matters requiring immediate attention,” “matters requiring enhancements” and similar items as identified by any such Governmental Entity.

(ii) Neither the Company nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.

(iii) The records, systems, controls, data and information of each of the Company and each of its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except as would not reasonably be expected to have a material adverse effect on the Company’s system of internal accounting controls.

(iv) Each of the Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and that (1) transactions are executed in accordance with management’s general or specific authorization, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management’s general or specific authorization and (4) the recorded amount for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) Real Property; Assets.

(i) Section 4.02(h)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all real property owned by the Company or its Subsidiary (such real property, together with all of the buildings, structures and other improvements thereon, the “Owned Real Property”). The Company or its Subsidiary has good and valid fee simple title to all Owned Real Property, free and clear of all Encumbrances. There are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation eminent domain or like proceedings relating to any Owned Real Property.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, subject only to the Bankruptcy and Equity Exception, and neither the Company nor any of its Subsidiaries is in material breach of or material default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or material default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(iii) The Company or one of its Subsidiaries owns and has good and marketable title to all other assets that are reflected in the Financial Statement as being owned by the Company or one of its Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as set forth in Section 4.02(h) of the Company Disclosure Schedule.

(i) Taxes. Except as set forth in Section 4.02(i) of the Company Disclosure Schedule:

(1) the Company and each of its Subsidiaries has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects;

(2) the Company and each of its Subsidiaries has timely paid in full all Taxes due and payable or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns;

(3) no deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes owed by, or Tax Returns of, the Company or any of its Subsidiaries which deficiencies have not since been resolved;

(4) there are no Encumbrances for Taxes upon the assets of either the Company or its Subsidiaries;

(5) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Code Section 355 is applicable;

(6) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2);

(7) neither the Company nor any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local Law;

(8) neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax;

(9) the Company and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all material certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid IRS Forms W-8 and W-9;

(10) no written claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction;

(11) neither the Company nor any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that has not expired, nor has any request for any such waiver or consent been made with respect to any statute of limitations that has not since expired;

(12) neither the Company nor any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign Law), and the Company and each of its Subsidiaries has complied with all related documentation requirements;

(13) without limiting the generality of clause (12) of this Section 4.02(i), the Company and each of its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable Laws;

(14) no audits or investigations by any taxing authority relating to any Tax Returns of the Company or any of its Subsidiaries is in progress, nor has the Company or any of its Subsidiaries received notice from any taxing authority of the commencement of any audit not yet in progress, and any assessments for Taxes due with respect to any completed and settled audits or examinations or any concluded litigation have been fully paid;

(15) there are no outstanding and currently effective powers of attorney enabling any person or entity not a party to this Agreement to represent the Company or any of its Subsidiaries with respect to Tax matters other than its accountants or attorneys;

(16) neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code after the Closing, nor will the Company or its Subsidiaries (or their successor by merger) be required to take into account income after the Effective Time any items economically realized prior to the Effective Time;

(17) neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code (except pursuant to the Merger);

(18) neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) pursuant to a tax indemnity, tax sharing or other similar agreement;

(19) neither the Company nor any of its Subsidiaries has any liability for any Tax of any Person (other than the Company and its Subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(20) neither the Company nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

(21) Company Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations section 1.368-1(d).

(j) Absence of Certain Changes. Since September 30, 2016, and except as Previously Disclosed:

(i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and consistent with past practice,

(ii) the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests,

(iii) there has been no material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries (except, in each case, as indicated in the Financial Statements or in the notes thereto),

(iv) the Company or any of its Subsidiaries has not made, changed or revoked any material Tax election, filed amendments to any material Tax Return or made any change in any method of Tax accounting,

(v) no fact, event, change, condition, development, circumstance or effect has occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect, and

(vi) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Contract to which the Company or any of its Subsidiaries is a party and which is, individually or in the aggregate, material to the financial condition of the Company and its Subsidiaries, taken as a whole.

(k) No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, or is an obligor under any guarantee, keepwell or other similar Contract (absolute, accrued or contingent) or otherwise except for (i) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of December 31, 2015 and (ii) liabilities that have arisen since December 31, 2015 in the ordinary course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material adverse impact on the Company and the Company Bank, taken as a whole.

(l) Commitments and Contracts.

(i) The Company has provided to Acquirer or its representatives true, correct and complete copies of each Material Contract to which the Company or any of its Subsidiaries is, as of the date hereof, a party or subject. “Material Contract” means each of the following (whether written or oral):

(1) any Contract with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries, in each case involving an annual base salary, annual fee or other form of cash compensation, as applicable, to be paid by the Company or any of its Subsidiaries, in excess of $50,000, or any Contract with a current or former director, officer or employee with change-in-control or severance or other provisions resulting in or causing the acceleration of any compensation benefit upon a change in control or termination of employment following a change in control;

(2) any Contract containing any standstill or similar agreement pursuant to which one Person has agreed not to acquire assets or securities of another Person;

(3) any Related Party Contract;

(4) any Contract (A) that restricts the ability of the Company or any of its Subsidiaries to compete in any business or geographic area or any particular medium or (B) that grants a Person other than the Company or any of its Subsidiaries “most favored nation” status or “exclusivity” or similar rights;

(5) any Contract involving the payment or receipt of royalties or similar payments;

(6) any Contract with a labor union or guild (including any collective bargaining agreement);

(7) any Contract which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries, other than with respect to real estate acquired by Company Bank or a Subsidiary of Company Bank through foreclosure or by deed in lieu of foreclosure;

(8) any Contract (A) having as its principal subject matter the agreement of the Company or any of its Subsidiaries to indemnify any Person, or (B) providing for indemnification by the Company or any of its Subsidiaries of any current or former director, officer or employee of the Company or any of its Subsidiaries;

(9) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, assets that have a fair market value or purchase price of more than $25,000 or any equity interests of any Person;

(10) any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment for the borrowing by the Company or any of its Subsidiaries of money or the deferred purchase price of property in excess of $50,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset), or any Contract including provisions whereby the Company or any of its Subsidiaries is guaranteeing the obligations of or agreeing to provide financial support to or on behalf of a Person (other than to or on behalf of the Company or one of its Subsidiaries) in excess of $50,000;

(11) any lease of real property;

(12) any license, franchise or similar Contract material to the business and operations of the Company and its Subsidiaries that provides for annual payments of $50,000 or more;

(13) any Contract for the purchase, sale or lease of materials, supplies, goods, services, equipment or other assets (other than those specified elsewhere in this definition) that provides for either (A) annual payments or obligations of $25,000 or more, or (B) aggregate payments or obligations of $50,000 or more;

(14) any partnership, joint venture or other similar agreement or arrangement;

(15) any Contract pursuant to which (A) the Company or any of its Subsidiaries grants a license or other right to use any registered and/or applied for Proprietary Right that is owned or purported to be owned by the Company or any of its Subsidiaries (a “Company Proprietary Right”) to a third person and (B) a third person grants a license or other right to the Company or any of its Subsidiaries to any Proprietary Rights (but excluding licenses to commercially available “click-wrap” or “shrink-wrap” software);

(16) any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations of the Company or any of its Subsidiaries;

(17) any agreement, memorandum of understanding or consent decree entered into with a Governmental Entity; and

(18) any Contract that provides for the imposition of any material Encumbrance on any assets of the Company.

(ii) Each of the Material Contracts to which the Company or any of its Subsidiaries is a party or subject is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not result in, or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company. There is no material default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, by the other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or its Subsidiaries or, to the Knowledge of the Company, by the other party thereto.

(m) Litigation and Other Proceedings. Except as set forth in Section 4.02(m) of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, or pending or, to the Knowledge of the Company, threatened governmental or regulatory investigations of any nature (A) against the Company or any of its Subsidiaries (excluding those of the type contemplated by the following clause (B)) that would reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries or (B) against the Company or any of its Subsidiaries which, if adversely determined against the Company or any of its Subsidiaries, could prevent the consummation of the Merger or the Bank Merger or declare the same to be unlawful or cause the rescission thereof, and (ii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

(n) Compliance with Laws.

(i) The business of each of the Company and its Subsidiaries has been since December 31, 2013, and is being, conducted in accordance in all material respects with all applicable Laws and written regulatory guidelines, including the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), the Fair Housing Act (420 U.S.C. Section 3601 et seq.), the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices and any Order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and any other anti-money laundering statute, rule or regulation. Each of the Company and its Subsidiaries has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted. Each of the Company and each of its Subsidiaries has since December 31, 2013, complied in all material respects with and is not in default or violation in any material respect of, and none of them is, to the Knowledge of the Company, under investigation with respect to, or, to the Knowledge of the Company, has been threatened to be charged with or given notice of, any material violation of, any applicable Law or Order.

(ii) Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of its Subsidiaries that remains in effect. Neither the Company nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (1) asserting that the Company or any of its Subsidiaries is not in material compliance with any statutes, regulations or ordinances, (2) threatening to revoke any permit, license, franchise, authorization, order or approval or (3) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(iii) Neither the Company nor any of its Subsidiaries, nor any director, officer, employee or Affiliate of either the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries is currently subject to any sanctions administered by OFAC.

(iv) The operations of each of the Company and each of its Subsidiaries are and have been conducted at all times since December 31, 2013, in compliance in all material respects with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Entity (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company and/or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(v) The Company and each of its Subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and the Company has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in the Company or any such Subsidiary having its current rating lowered.

(o) Fiduciary Accounts; Trust. Each of the Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents for such accounts and applicable Law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any material breach of fiduciary duty with respect to any such fiduciary account. The accountings for each such fiduciary account are true and correct, and accurately reflect, in all material respects the assets of such fiduciary account.

(p) Employees. To the Knowledge of the Company, the Company is, and has been since December 31, 2013, in compliance in all material respects with all applicable Law related to the employment of its Employees and the engagement of its independent contractors, consultants, interns, or other non-employee service providers, including provisions related to wages, hours, overtime exemption classification, independent contractor classification, leaves of absence, equal opportunity, privacy right, retaliation, immigration, wrongful discharge, occupational health and safety, workers’ compensation, severance, collective bargaining and the payment of social security and other Taxes. There are no material claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary of the Company and any of their respective present or former employees or independent contractors, consultants, interns, or other non-employee service providers. No Employees are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such Employees. No labor organization or group of Employees has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and its Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable state or local Laws relating to facility closings and layoffs. All independent contractors of the Company are properly classified in such capacity under applicable state and federal Law. To the Knowledge of the Company, no senior executive officer has any present plans to terminate employment with the Company or any of its Subsidiaries.

(q) Company Benefit Plans.

(i) (1) Section 4.02(q)(i) of the Company Disclosure Schedule sets forth a complete list of each Benefit Plan. With respect to each Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and all laws and regulations applicable to such Benefit Plan; and (2) each Benefit Plan has been administered in all material respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), or to which the Company, Company Bank, any of the Company’s other Subsidiaries or any of their respective ERISA Affiliates is party, whether written or oral, in each case for the benefit of any Employee (or any dependent or beneficiary thereof) of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has or may have any obligation or liability. No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(ii) With respect to each Benefit Plan, the Company has heretofore delivered or made available to Acquirer true and complete copies of each of the following documents: (1) a copy of the Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, a description thereof); (2) a copy of the two (2) most recent annual reports and actuarial reports, if required under ERISA; (3) a copy of the most recent Summary Plan Description, if required under ERISA with respect thereto; (4) if the Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; (5) the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan intended to qualify under Section 401 of the Code; and (6) all non-routine filings and material correspondence with a Governmental Entity for the past three years.

(iii) Except as set forth in Section 4.02(q)(iii) of the Company Disclosure Schedule, there are no pending, or to the Knowledge of the Company threatened, actions, investigations, audits or claims, against the Company or any of its Subsidiaries related to any Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses or fees paid under any defined contribution pension plan other than ordinary course claims for benefits.

(iv) No Benefit Plan is subject to Title IV of ERISA or described in Section 3(37) of ERISA, and none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV or described in Section 3(37) of ERISA or Section 412 or 4971 of the Code. The Company has not incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for any Employee (or any dependent or beneficiary thereof), except as required to avoid an excise tax under Section 4980B of the Code or comparable state benefit continuation laws. The Company or its Subsidiaries may amend or terminate any Benefit Plan that provides for retiree medical or life benefits at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the related trust have received a favorable determination letter from the IRS as to qualification of the Benefit Plan under Section 401(a) of the Code and exemption of the related trust from taxation under Section 501(a) of the Code that has not been revoked, and, to the Company’s Knowledge, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the tax exempt status of the related trust. To the extent any Benefit Plan is required to be funded under ERISA or the Code, it is so funded and all contributions required to be made by applicable law have been timely made.

(vi) None of the Company, any of its Subsidiaries, any Benefit Plan, any trust created under any Benefit Plan, or any trustee or administrator of any Benefit Plan has engaged in a transaction in connection with which the Company or any of its Subsidiaries, any plan, any such trust, or any trustee or administrator thereof, or any party dealing with any plan or any such trust could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code.

(vii) To the Company’s Knowledge, each Benefit Plan and each Material Contract described in Section 4.02(l)(i)(1) that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has (1) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and Notice 2005-01 and (2) since December 31, 2012 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in all material respects, Section 409A of the Code and IRS regulations and guidance thereunder.

(viii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, (1) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (2) increase any benefits otherwise payable under any Benefit Plan or any Material Contract described in Section 4.02(l)(i)(1), (3) result in any acceleration of the time of payment or vesting of any such benefits,

(4) require the funding or increase in the funding of any such benefits or (5) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust or any Material Contract described in Section 4.02(l)(i)(1). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will give rise to the payment of any amount that would constitute an “excess parachute payment” or not be deductible by Acquirer, the Company, the Surviving Corporation or their respective Affiliates by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code. There is no Benefit Plan or Contract by which the Company or any of its Subsidiaries are bound to compensate any Person for excise Taxes paid pursuant to Section 4999 or 409A of the Code. Neither the Company nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Benefit Plan or receive a reversion of assets from any Benefit Plan or related trust.

(r) Risk Management Instruments. Since December 31, 2013, all derivative instruments, including, swaps, caps, floors and option Contracts, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into (i) only in the ordinary course of business and consistent with past practice, (ii) in accordance with prudent banking practices and in all material respects with all applicable Laws and with the rules, regulations and policies of applicable Governmental Entities, and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such Contract or arrangement. The financial position of the Company and any of its Subsidiaries, as applicable, on a consolidated basis under or with respect to each such derivative instrument has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.

(s) Agreements with Regulatory Agencies. Except as set forth in Section 4.02(s) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter, matter requiring attention or matter requiring board attention or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, imposes any material requirements or procedures, relates to its compliance management systems or activities pursuant to such compliance management systems, including Anti-money Laundering, Bank Secrecy Act or Know Your Customer Requirements or in any manner relates to its capital adequacy, its credit or risk management policies or its management (each type of item referred to in this sentence, a “Regulatory Agreement”), nor has the Company been advised in writing by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Agreement. The Company and its Subsidiaries are in compliance with all of the foregoing so listed in Section 4.02(s) of the Company Disclosure Schedule. To the Knowledge of the Company, there are no formal or informal investigations of the Company or its Subsidiaries pending by any Governmental Authority.

(t) Environmental Liability.

(i) The Company and its Subsidiaries have at all times, and at the Closing Date will have, complied in all material respects with all Laws, regulations, ordinances, requirements of any Governmental Entity, and orders relating to public health, safety or the environment (“Environmental Laws”), including all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos, mold or urea formaldehyde, to the treatment, storage, disposal or management of, or to exposure to, any substance regulated pursuant to any Environmental Law, including any hazardous substances, pollutants, contaminants, toxic, hazardous or other controlled, prohibited or regulated substances (“Hazardous Substances”).

(ii) In addition, and irrespective of such compliance, (and to its Knowledge with respect to any real estate acquired by Company Bank or a Subsidiary of Company Bank through foreclosure or by deed in lieu of foreclosure) neither the Company nor any of its Subsidiaries is subject to any liability for any exposure to any Hazardous Substance or any contamination, environmental remediation or clean-up obligations pursuant to any Environmental Law including any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), or the Resource Conservation and Recovery Act of 1976, in each case which liability, individually or in the aggregate, would reasonably be expected to have a material impact on the Company and its Subsidiaries, taken as a whole, or a material impact on the consummation of the transactions contemplated by this Agreement.

(iii) There are no legal, administrative, arbitral or other proceedings, claims, actions or notices of any nature seeking to impose, or that would reasonably be expected to result in the imposition of, on the Company or any of its Subsidiaries, any material liability or material obligation of the Company or any of its Subsidiaries with respect to any Environmental Law. There is no private or governmental, environmental health or safety investigation or remediation activity of any nature arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property in which the Company or any of its Subsidiaries has taken a security interest, to the Knowledge of the Company there is no reasonable basis for, or circumstances that would reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and neither the Company nor any of its Subsidiaries is subject to any agreement, letter or memorandum or Order by or with any Governmental Entity or any indemnity or other Contract with any third party that would reasonably be expected to impose any such environmental obligation or liability.

(iv) No property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in a manner that would result in any liability that could reasonably be expected to have, individually or in the aggregate, a material impact on the Company or any of its Subsidiaries, taken as a whole, or a material impact on the consummation of the transactions contemplated by this Agreement.

(v) The Company has made available to Acquirer copies of all material environmental reports, studies, assessments, sampling data and other material environmental documents in its possession as of the date hereof relating to the Company, its Subsidiaries or their current or former properties and properties in which the Company or any of its Subsidiaries has taken a security interest.

(vi) Each of the Company and each of its Subsidiaries complies with all FDIC guidelines concerning environmental due diligence and risk management in lending, loan administration, workout and foreclosure activities including FDIC Bulletin FIL-14-93, and update FIL-98-2006.

(u) Loan Portfolio.

(i) Except as set forth in Section 4.02(u)(i) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral (1) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of December 31, 2016, over 90 days delinquent in payment of principal or interest or, to the Knowledge of the Company, in default of any other material provision or (2) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.02(u)(i) of the Company Disclosure Schedule sets forth (1) all of the Loans of the Company or any of its Subsidiaries that as of December 31, 2016, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of December 31, 2016, and the identity of the borrower thereunder (and since December 31, 2016, there have been no such classifications by any Governmental Entity that are not so classified by the Company), (2) by category of Loan (i.e., commercial, consumer, or other commonly used category designation), all the other Loans of the Company or any of its Subsidiaries that as of December 31, 2016, were classified as such, together with the aggregate principal amount of and aggregate accrued and unpaid interest on such Loans by category as of December 31, 2016, and (3) each asset of the Company that as of December 31, 2016, was classified as “Other Real Estate Owned” and the book value thereof.

(ii) Each Loan of the Company or any of its Subsidiaries (1) is evidenced by notes, Contracts or other evidences of indebtedness that are true, genuine and what they purport to be, (2) to the extent secured, has been secured by valid Encumbrances which have been perfected and (3) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(iii) Except as set forth in Section 4.02(u)(iii) of the Company Disclosure Schedule, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein. Since December 31, 2013, there has not been any claim made by any such buyer or other Person for repurchase against the Company or any of its Subsidiaries.

(iv) Each of the Company and each of its Subsidiaries, as applicable, is approved by and is in good standing: (1) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage Loans; (2) as a GNMA I and II Issuer by the Government National Mortgage Association; (3) by the Department of Veteran’s Affairs (“VA”) to originate and service VA Loans; (4) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans; and (5) by the Small Business Administration (“SBA”) to originate and service SBA Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(v) Except as set forth in Section 4.02(u)(v) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any fine, suspension, or settlement or other administrative agreement or sanction by, any Governmental Entity or Agency relating to the origination, sale or servicing of mortgage, SBA or consumer Loans. Neither the Company nor any of its Subsidiaries has received any written notice that any Agency proposes to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Governmental Entity or Agency.

(vi) Each of the Company and each of its Subsidiaries is and has been in compliance in all material respects since December 31, 2013, with all applicable federal, state and local Laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, any regulations promulgated by the Consumer Financial Protection Bureau, SAFE Mortgage Licensing Act of 2008, the Small Business Investment Act of 1958, and all Agency and other investor and mortgage insurance company requirements, relating to the origination, sale and servicing of mortgage and consumer Loans.

(vii) Each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets in all material respects all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(v) Insurance. Each of the Company and each of its Subsidiaries maintains, and has maintained for the two years prior to the date of this Agreement, insurance underwritten by insurers that, to the Company’s Knowledge, are of recognized financial responsibility, of the types and in the amounts that the Company and its Subsidiaries reasonably believe are adequate for their respective businesses, including insurance covering all real and personal property owned or leased by the Company or any of its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business. True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company and its Subsidiaries, excluding such policies pursuant to which the Company, any of its Subsidiaries or an Affiliate of any of them acts as the insurer and which are identified with respective expiration dates on Section 4.02(v) of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), and all material written correspondence relating to any material claims made since December 31, 2013, under the Company Insurance Policies have been previously made available to Acquirer. All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and there is no breach or default (and to the Knowledge of the Company no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company or any of its Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened.

(w) Condition of Assets. All tangible assets, including furniture, fixtures, and equipment, used by the Company and its Subsidiaries are in adequate operating condition, ordinary wear and tear excepted, and conform in all material respects with all material ordinances, regulations, zoning and other laws, whether federal, state or local. The Company or one of its Subsidiaries owns or leases all of the assets and properties necessary to carry on its business in the manner in which it is presently conducted.

(x) Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all Intellectual Property necessary to carry on their business substantially as currently conducted (collectively, the “Company Intellectual Property”). To Company’s Knowledge, the Company and its Subsidiaries and the operation of the business of the Company and its Subsidiaries as currently conducted do not: (i) infringe or misappropriate any Intellectual Property of any Person; (ii) violate any right of any Person (including, without limitation, any right to privacy or publicity), or (iii) engage in or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has, since December 31, 2013, received any written notice or claim from any Person asserting actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure by the Company or such Subsidiary of any Intellectual Property, defamation of any Person, violation of any right of any Person (including, any right to privacy or publicity), or violation of any unfair competition or trade practice law by the Company or such Subsidiary or relating to the business of the Company or such Subsidiary as conducted at or prior to Closing. To Company’s Knowledge, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Company Intellectual Property.

(y) Brokers and Finders. Except as set forth in Section 4.02(y) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby, except that the Company has employed Sandler O’Neill and Partners, L.P., as its financial advisor in connection therewith.

(z) Related Party Transactions.

(i) Except as set forth in Section 4.02(z)(i) of the Company Disclosure Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, neither the Company nor any of its Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), Contract for goods or services, lease or other Contract with any (1) Affiliate, (2) insider or related interest of an insider, (3) shareholder owning five percent (5%) or more of the outstanding Company Common Stock or related interest of such a shareholder or (4) employee who is not an executive officer (other than credit and consumer banking transactions in the ordinary course of business) (each, a “Related Party Contract”). For purposes of the preceding sentence, the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O.

(ii) Each of the Company, Company Bank and each of the Company’s other Subsidiaries is in compliance with, and has since December 31, 2013, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and Federal Reserve Board Regulation O in all material respects.

(aa) Absence of Certain Business Practices. Neither the Company nor any Employee, nor any other Person acting on their behalf, has, directly or indirectly, since December 31, 2013, given or agreed to give any material gift or similar benefit to any customer, supplier, employee of any Governmental Entity or other Person who is or may be in a position to help or hinder the business of the Company (or assist the Company in any connection with any actual or proposed transaction) that violates any applicable Law in any material respect.

(bb) Certain Information. None of the information provided in writing by, and relating to the Company and Company Bank included in any registration statement or proxy statement contemplated under this Agreement will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information provided as of a later date shall be deemed to modify information provided as of an earlier date.

(cc) No Additional Representations. Except for the representations and warranties made in this Section 4.02, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, results of operations, assets, liabilities, conditions (financial or otherwise), or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person acting on its behalf makes or has made any representation or warranty with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Company, its Subsidiaries, or their respective businesses or (ii) except for the representations and warranties made by the Company in this Section 4.02, any oral or written information presented to Acquirer or any of its respective Affiliates or representatives in the course of Acquirer’s due diligence investigation, the negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Section 5.01 Representations and Warranties of Acquirer. Acquirer hereby represents and warrants to the Company, that, except as Previously Disclosed:

(a) Organization, Good Standing and Qualification.

(i) Acquirer is duly organized, validly existing and in good standing under the laws of State of Delaware. Acquirer is a bank holding company duly registered under the BHCA and meets the applicable requirements for qualification as such. Acquirer has all corporate power and authority to own or lease all the assets owned or leased by it and to conduct its business as it is now being conducted. Acquirer is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (i) in which the nature of the activities conducted by Acquirer requires such licensure or qualification and (ii) in which Acquirer owns or leases real property, other than any failures to be so licensed or qualified that (iii) would not reasonably be expected to have or result in any material adverse impact on Acquirer. The articles of incorporation of Acquirer comply with applicable Law. A true, complete and correct copy of each of the certificate of incorporation and the bylaws of Acquirer, as amended and currently in effect, has been delivered or made available to the Company.

(ii) Acquirer Bank is a commercial bank, duly organized, validly existing and in good standing under the Laws of the State of California and engages only in activities permitted by Law. Acquirer Bank (1) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted (including all requisite authority to operate outside California where applicable) and (2) is in good standing and is duly qualified to do business in each jurisdiction in which the character of its properties owned or held under lease or the nature of its business makes such qualification necessary. Acquirer Bank’s deposit accounts are insured by the FDIC to the fullest extent permitted under applicable Law.

(b) Capitalization.

(i) The authorized capital stock of the Acquirer consists of 150,000,000 shares of Acquirer Common Stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. As of January 20, 2017, (1) 135,242,759 shares of Acquirer Common Stock were issued and outstanding, 19,702.93 shares of Acquirer Common Stock were reserved for issuance upon the exercise of the U.S. Treasury Department’s warrant under its TARP Capital Purchase Program and 2,254,854 shares of Acquirer Common Stock were reserved for issuance upon exercise of stock options, stock appreciation rights, restricted stock, performance shares, performance units or other awards, and no shares of Acquirer Common Stock were held by Acquirer in its treasury or by its Subsidiaries; and (2) no shares of Acquirer’s preferred stock were issued and outstanding. All of the issued and outstanding shares of Acquirer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of or are subject to any preemptive rights. The shares of Acquirer Common Stock to be issued pursuant to or as specifically contemplated by this Agreement shall have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable and the issuance of none of such shares was or shall be subject to preemptive rights.

(ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Acquirer may vote are issued and outstanding. As of the date of this Agreement, except (1) pursuant to any cashless exercise provisions of any Acquirer stock options or pursuant to the surrender of shares to the Acquirer or the withholding of shares by the Acquirer to cover Tax withholding obligations under the Acquirer’s benefit plans and (2) as required to satisfy obligations in respect of outstanding Acquirer stock options, the Acquirer does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Acquirer Common Stock or preferred stock or any other equity securities of the Acquirer or voting debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c) Authorization.

(i) No vote of holders of capital stock of Acquirer is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby, including under any applicable Law or the requirements of any stock exchange. Acquirer has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquirer and, assuming due authorization, execution and delivery by the Company, is a valid and binding agreement of Acquirer, enforceable against Acquirer in accordance with its terms, subject to the Bankruptcy and Equity Exception. No other corporate proceedings are necessary for the execution and delivery by Acquirer of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(ii) The Acquirer Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion) of its financial advisor, Keefe Bruyette & Woods, Inc. to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to Acquirer. It is agreed and understood that such opinion is for the benefit of the Acquirer Board only and may not be relied upon by the Company or its shareholders or by any holders of capital stock of Acquirer.

(iii) The Acquirer Board has adopted resolutions (1) determining that this Agreement and the transactions hereby are advisable, and in the best interests of Acquirer and its shareholders and (2) approving this Agreement and the transactions contemplated hereby.

(iv) Neither the execution and delivery by Acquirer of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Acquirer with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss to Acquirer or any of its Subsidiaries of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrances upon any of the material properties or assets of Acquirer or any of its Subsidiaries under any of the terms, conditions or provisions of (x) the certificate of incorporation or bylaws of Acquirer or the articles of incorporation, charter, bylaws or other governing instruments of any of its Subsidiaries or (y) any material Contract or license to which Acquirer or any of its Subsidiaries is a party or by which it may be bound, or to which Acquirer or any of its Subsidiaries or any of the properties or assets of Acquirer or any of its Subsidiaries may be subject, or (2) violate any Law or Order applicable to Acquirer or any of its Subsidiaries or any of their respective properties or assets.

(d) Consents and Approvals. Other than (i) applicable requirements of the Securities Act, the Exchange Act, and state securities and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby including the filing with the SEC of the Form S-4 Registration Statement by the Acquirer and declaration and confirming effectiveness of the Form S-4 Registration Statement, (ii) the filing of the Certificate of Merger and the Articles of Merger with the Delaware Secretary and the Washington Secretary, respectively, (iii) the filing of applications and notices (or waivers) with the Federal Reserve, the FDIC, the Washington DFI, and the State of California Department of Business Oversight, and the receipt of approval or notice of non-objection thereto and the expiration of any related waiting periods, and (iv) such other consents of, filings with, authorizations or approvals from and registrations with any Governmental Entity which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have an Acquirer Material Adverse Effect, no notice or application to or filing with, or consent or notice of non-objection of, any Governmental Entity or any other Person is necessary in connection with the Acquirer’s execution, delivery or performance of this Agreement, and the consummation of the Merger and the Bank Merger. As of the date hereof, Acquirer has no knowledge of any reason why the Requisite Regulatory Consents would not be received or obtained.

(e) Acquirer SEC Reports.

(i) Acquirer has filed all forms, reports, and documents required to be filed by it with the SEC since December 31, 2015. Except to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, Acquirer has delivered to the Company copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company) filed by the Acquirer with the SEC since December 31, 2015 (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Acquirer SEC Reports”).

(ii) Each of the Acquirer SEC Reports (1) as of the date of the filing of such report, complied in all material respects as to form with the requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder, and (2) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(f) NASDAQ Listing and Compliance. The outstanding shares of Acquirer Common Stock are listed for trading on the NASDAQ. Acquirer is, and since December 31, 2015 has been, in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

(g) Acquirer Financial Statements. Each of the financial statements (including, in each case, the notes thereto) of Acquirer contained or incorporated by reference in the Acquirer SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared in accordance with GAAP and fairly presents the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Acquirer and its Subsidiaries as of the dates of and for the periods referred to in such financial statements, subject in the case of interim financial statements to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. The financial statements of Acquirer referred to in this Section 5.01(g) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

(h) Brokers and Finders. Except for the engagement by the Acquirer of Keefe, Bruyette & Woods, Inc. as its financial advisor, none of Acquirer, its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Acquirer, in connection with this Agreement or the transactions contemplated hereby that will require any payment by the Company.

(i) Certain Information. None of the information provided in writing by, and relating to Acquirer or Acquirer Bank or any of their respective Subsidiaries included in any registration statement or proxy statement contemplated under this Agreement will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information provided as of a later date shall be deemed to modify information provided as of an earlier date.

(j) Stock Validity. At the Effective Time, the Acquirer Stock issued in connection with the Merger will be duly authorized and validly issued and fully paid and nonassessable, subject to an effective registration statement with the SEC, freely tradeable without any restrictions, and not subject to any preemptive rights to subscribe for or purchase securities.

(k) Litigation and Other Proceedings. There are no pending or, to the knowledge of the Acquirer, threatened, legal, administrative, arbitral or other proceedings, claims, actions, or pending or, to the knowledge of the Acquirer, threatened governmental or regulatory investigations of any nature against the Acquirer or any of its Subsidiaries, in each case, that would reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(l) Agreements with Regulatory Agencies. Neither the Acquirer nor any of its Subsidiaries is a party or subject to any Regulatory Agreement, nor has the Acquirer been advised in writing by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Agreement, in each case, that would reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(m) No Additional Representations. Except for the representations and warranties made in this Section 5, neither Acquirer nor any other Person makes any express or implied representation or warranty with respect to Acquirer, its Subsidiaries, or their respective businesses, results of operations, assets, liabilities, conditions (financial or otherwise), or prospects, and Acquirer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquirer nor any other Person acting on its behalf makes or has made any representation or warranty with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to Acquirer, its Subsidiaries, or their respective businesses or (ii) except for the representations and warranties made by Acquirer in this Section 5, any oral or written information presented to the Company or any of its respective Affiliates or representatives in the course of the Company’s due diligence investigation, the negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01 Conduct of Businesses of the Company Prior to the Effective Time. Except as required by applicable Law, or with the prior written consent of Acquirer (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to,

(a) conduct its business only in the ordinary course, consistent with past practice,

(b) use commercially reasonable best efforts to maintain and preserve its business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, landlords, Employees and business associates, to keep available the services of its and its Subsidiaries’ Employees and to maintain its branch network,

(c) not take any action that could reasonably be expected to delay the receipt by the Company or Acquirer of any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby and

(d) pay investment banking fees, legal fees, data processing termination penalty and other normal transaction fees prior to or concurrent with the Effective Date, and not pay any other fees or costs in excess of $100,000 that are outside the Company’s normal business prior to the Effective Date.

Section 6.02 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Acquirer:

(a) (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock other than in connection with the exercise of Company Stock Options that are outstanding as of the date of this Agreement, or (ii) authorize or cause any additional shares of its stock to become subject to new grants under the Company Stock Plan or otherwise.

(b) (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases in the ordinary course of business to satisfy obligations under Benefit Plans).

(c) Amend the terms of, waive any material rights under, fail to use reasonable best efforts to enforce, terminate, knowingly violate the terms of or enter into any Material Contracts.

(d) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and consistent with past practice.

(e) Acquire (other than by way of foreclosures, deeds in lieu of foreclosure, or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(f) Amend the articles of incorporation or bylaws of the Company, or similar governing documents of any of its Subsidiaries.

(g) Implement or adopt any change in its financial or regulatory accounting principles, practices or methods, other than as required by GAAP or applicable regulatory accounting requirements.

(h) Except for any retention plan to which the Parties mutually agree or as required by the terms of any Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its

Subsidiaries (collectively, “Employees”), other than non-material increases to Employees who are not directors or executive officers of the Company or any of its Subsidiaries that are in the ordinary course of business consistent with past practice, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or Contract or employment agreement with or for the benefit of any Employee (or prospective Employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, other compensation or benefits under any Benefit Plans, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or (v) change any actuarial assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP. For the purposes of this Section 6.02(h), “executive officer” shall mean any officer who is in charge of a principal business unit, division or function and any other Person who performs a policy-making function for the Company or Company Bank.

(i) Hire or engage the services of any individual except for the hiring or engagement of any individual with an annual rate of pay (which for purposes hereof shall include base salary or wages and target annual bonus, if any) less than $50,000.

(j) Terminate the employment, change the title, office or position, or materially reduce the responsibilities of any executive officer of the Company or any of its Subsidiaries.

(k) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate, except for Federal Home Loan Bank advances obtained in the ordinary course of business.

(l) (i) Enter into any new line of business or (ii) materially change its lending, investment, underwriting, risk, compliance and asset/liability management and other banking and operating policies, except as required by a Governmental Entity.

(m) Make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which such portfolio is classified or reported, except as required by a Governmental Entity.

(n) Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 and that would not (i) impose any restriction on it or its Subsidiaries or on Acquirer or any of its Affiliates or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries.

(o) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility other than such applications that have been submitted and announced as of the date of this Agreement.

(p) Make or change any material Tax election, change or consent to any change in its or its Subsidiaries’ material method of accounting for Tax purposes, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(q) (i) Merge or consolidate the Company or any of its Subsidiaries with any other Person or restructure, reorganize or completely or partially liquidate or (ii) otherwise enter into any Contracts or arrangements imposing material changes or restrictions on its assets, operations or businesses.

(r) Create or incur any Encumbrance material to the Company and its Subsidiaries, taken as a whole, not incurred in the ordinary and usual course of business consistent with past practice.

(s) Acquire any Loans through bulk purchases that are not in the process as of the date of this Agreement.

(t) Make any capital contributions to or investments (other than to be held in a fiduciary or agency capacity to be beneficially owned by third Parties) in any Person (other than to or in any direct or indirect wholly owned Subsidiary of the Company).

(u) Make or authorize any capital expenditure in excess of $25,000.

(v) Take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied.

(w) Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 6.02.

Section 6.03 Conduct of Businesses of the Acquirer Prior to the Effective Time. Except as required by applicable Law, or with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Acquirer covenants to the Company that Acquirer will not take any action or suffer any omission of any nature that would be reasonably likely to result in an Acquirer Material Adverse Effect.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Cooperation; Regulatory Matters.

(a) Each of the Parties shall cooperate with the other Party and use its commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Merger, the Bank Merger and other transactions contemplated by this Agreement as soon as practicable, including promptly preparing and filing (or causing any required Affiliate to promptly prepare and file) all necessary documentation (the “Required Filings”) to make all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, agreements, authorizations and indications of non-objection (including all Requisite Regulatory Consents) of all Governmental Entities and other third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such Requisite Regulatory Consents, permits, consents, approvals, agreements, authorizations and indications of non-objection of all Governmental Entities and other third parties. Without limiting the generality of the foregoing, the Parties agree to use their commercially reasonable best efforts to cause all Required Filings with respect to any Requisite Regulatory Consent to be completed and filed no later than 20 Business Days after the date of this Agreement. The Company and Acquirer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to the Company or Acquirer, as the case may be, or any of their respective Affiliates, that appear in any Required Filings. In exercising the foregoing rights set forth in this Section 7.01(a), Acquirer will take the lead in preparing required applications and notices, but each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised on a current basis of the status of matters, and any material communication to, with or from a Governmental Entity, relating to, or reasonably likely to affect the timely completion of, the transactions contemplated by this Agreement.

(b) Each of Acquirer and the Company shall, upon request, furnish to the other all information concerning itself, its Affiliates, Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, as applicable, or any other statement, filing, notice or application made by or on behalf of Acquirer or any of its Affiliates, or the Company or any of its Subsidiaries, to any Governmental Entity in connection with the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the foregoing, each of Acquirer (and Acquirer shall cause its Subsidiaries to) and the Company (and the Company shall cause its Subsidiaries to) shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing in this Agreement, including this Section 7.01, shall require, or be construed to require, Acquirer or any of its Affiliates to (x) proffer to, or agree to, sell, divest, or otherwise dispose of before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Acquirer, the Company or any of their respective Affiliates, (y) agree to any conditions or make any commitments that are not comparable to those imposed in connection with comparable transactions and that would not be reasonably foreseeable based upon publicly available information, or (z) agree to any material changes or restriction on, or other impairment of Acquirer’s ability to own or operate, any of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Acquirer’s or any of its Affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation (each, a “Burdensome Condition”).

(d) Each of Acquirer and the Company shall promptly advise the other upon receiving (including through their respective Affiliates) any communication from a Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Consent will not be obtained without the imposition of a Burdensome Condition or that the receipt of any such approval may be delayed.

Section 7.02 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws and with an effort to minimize business disruption, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, directors, employees, agents and the Representatives of Acquirer, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Acquirer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state banking Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law) and (ii) all such other information concerning its business, properties and personnel as Acquirer may reasonably request. Neither the Company nor any of its Affiliates shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law, fiduciary duty or Order or binding Contract entered into prior to the date of this Agreement. The Parties shall use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information and materials provided prior to or after the date of this Agreement shall be subject to the provisions of the confidentiality agreement entered into between the Parties dated August 4, 2016 (the “Confidentiality Agreement”).

Section 7.03 Employee Matters.

(a) Acquirer shall have the sole right and discretion to determine which Persons shall remain as Employees after the Closing Date; provided that Acquirer shall notify the Company in writing no less than five (5) days nor more than thirty (30) days prior to the Closing Date of the identity of each Person that Acquirer does not intend to offer continued employment with Acquirer after the Closing Date, and such terminated employees shall be entitled to receive benefits and severance pay in accordance with Section 7.03(g) below. Following the Closing Date, Acquirer shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of Employees who remain actively employed by Acquirer or its Subsidiaries after the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Acquirer or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) (collectively, the “Acquirer Plans”), as applicable; provided, that (i) with respect to retirement benefits, satisfaction of the foregoing standard shall not require that any Covered Employee be eligible to participate in any specific retirement plan of Acquirer or a closed or frozen Acquirer Plan; and (ii) until such time as Acquirer shall cause Covered Employees to participate in the Acquirer Plans, a Covered Employee’s continued participation in the employee benefit plans and compensation opportunities of the Company and its Subsidiaries as in effect immediately prior to the Closing Date shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquirer Plans may commence at different times with respect to each Acquirer Plan).

(b) Effective no later than the day prior to the Closing Date, the Company shall terminate all Benefit Plans listed in Schedule 7.03(b) of the Company Disclosure Schedule or otherwise specified by Acquirer to the extent consistent with the remainder of this Section 7.03, including any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (“Company DC Plans”). The Company shall provide Acquirer with evidence that each Company DC Plan has been terminated effective no later than the day prior to the Closing Date pursuant to resolutions duly adopted by the board of directors of the Company or such other applicable governing body or committee thereof. The form and substance of such resolutions shall be subject to the review and approval of Acquirer (which approval shall not be unreasonably withheld, conditioned or delayed).

(c) To the extent that the Covered Employees do not continue to be covered after the Closing Time by the Benefit Plans that provide medical, dental and other welfare benefits (the “Company Welfare Plans”), any waiting periods, pre-existing condition exclusions or limitations and requirements to show evidence of good health contained in any Acquirer Plans shall be waived with respect to the Covered Employees and their eligible dependents (except to the extent any such waiting period, pre-existing condition exclusion or limitation, or requirement to show evidence of good health applied under the corresponding the Company Welfare Plan in which the participant participated or was otherwise eligible to participate).

(d) From and after the Closing Date, Acquirer will honor in accordance with their terms as in effect immediately before the Closing Date, and make the payments provided for in accordance with the terms of, all written agreements entered into prior to the date hereof and set forth on Section 7.03(d) of the Company Disclosure Schedule, regardless of whether such officers or other employees will be Covered Employees, subject to only any limitations imposed under applicable Law or by any Governmental Entity.

(e) Covered Employees will be given credit for their service with Company or any Subsidiary for purposes of eligibility to participate under the Acquirer Plans (or, if continued by Acquirer, the Benefit Plans), provided that the foregoing shall not apply (i) to the extent that is application would result in a duplication of benefits, (ii) with respect to benefit accruals under a defined benefit pension plan or retiree welfare benefit plan or (iii) with respect to any newly established Acquired Plan for which prior service is not taken into account for employee of Acquirer.

(f) For purposes of vacation benefits and sick leave, service accrued with the Company or any Subsidiary shall be credited for determining a Covered Employee’s eligibility and length of vacation and sick leave under the Acquirer vacation or sick leave plan, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. A Covered Employee’s sick leave accrued time and vacation accrued time prior to the Closing Date will be carried forward, with prospective accruals based upon (and subject to any limitations, restrictions and conditions set forth under) Acquirer or its Subsidiaries vacation or sick leave plans or policies.

(g) At the Closing Date, except with respect to those officers or employees of Company or any Subsidiary who are party to an employment or other agreement providing for severance that is paid on or prior to the Closing Date, Acquirer shall pay to (i) those officers or employees of the Company or any Subsidiary who are not Covered Employees; and (ii) any Covered Employee who is terminated without cause by the Company at any time within four months after the Effective Time, an amount of severance pay in cash equal to two (2) weeks’ salary for every year of service with the Company or any Subsidiary, subject to a minimum severance pay amount of two (2) months’ salary and a maximum severance pay amount of five (5) months’ salary.

(h) Nothing in this Section 7.03 shall be construed to limit the right of Acquirer or any of its Affiliates (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to amend or terminate any Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 7.03 be construed to require Acquirer or any of its Affiliates (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to maintain any Acquirer Plan or retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date. This Agreement shall inure exclusively to the benefit of, and be binding upon the Parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement, express or implied, including without limitation this Section 7.03, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 7.04 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, to the extent permitted under applicable Law (and shall also advance expenses as incurred to the extent permitted under applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation), each present and former director and officer of the Company or its Subsidiaries (in each case, to the extent acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, actual or threatened, arising out of facts or matters existing or occurring at or prior to the Effective Time; provided, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by the Surviving Corporation.

(b) For a period of six years after the Effective Time, Acquirer shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Acquirer may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that Acquirer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company for such insurance (“Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of Company’s Current Premium, then Acquirer shall cause to be maintained policies of insurance which, in Acquirer’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Company’s Current Premium. In lieu of the foregoing, Acquirer, in consultation with the Company, may obtain on or prior to the Effective Time a six-year “tail” policy or “extended discovery period” under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed 250% of the Company’s Current Premium.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.04(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Surviving Corporation; provided, that failure to so notify will not affect the obligations of Acquirer under Section 7.04(a) unless and to the extent that the Surviving Corporation is actually and materially prejudiced as a consequence.

(d) The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party.

Section 7.05 Acquisition Proposals.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and the Company shall cause the officers, directors, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate (collectively as to each Party, the “Representatives”) of the Company or any of its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any Acquisition Proposal;

(iii) otherwise facilitate any effort or attempt to make an Acquisition Proposal; or

(iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) Notwithstanding anything in Section 7.05(a) to the contrary, prior to the time, but not after, the Requisite Shareholder Approval is obtained, the Company may

(i) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement and substantially concurrently (and in any event within two (2) Business Days) discloses (and, if applicable, provides copies of) any such information to Acquirer to the extent not previously provided to Acquirer;

(ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or

(iii) after having complied with all requirements of Section 7.05(c) and Section 7.05(d), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if, but only to the extent that,

(x) prior to taking any action described in clause (i), (ii), or (iii) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be in violation of the directors’ fiduciary duties under applicable Law,

(y) in each such case referred to in clause (i) or (ii) above, the Company Board has determined in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and

(z) in the case referred to in clause (iii) above, the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal is a Superior Proposal.

(c) The Company Board shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Acquirer, the Company Board Recommendation with respect to the Merger. Notwithstanding the preceding sentence, prior to the time, but not after, the Requisite Shareholder Approval is obtained, the Company Board may withhold, withdraw, qualify or modify the Company Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be in violation of the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made, and, for the avoidance of doubt, no action referred to in Section 7.05(b) shall be taken, unless:

(i) the Company has complied with its obligations to provide notice to Acquirer of any Acquisition Proposal and other matters requiring notice under Section 7.05(e);

(ii) at least four (4) Business Days prior to each meeting of the Company Board at which the Company Board shall consider and determine whether any such offer constitutes a Superior Proposal, the Company provides Acquirer with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the Company Board (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer (it being agreed that any change to the terms and conditions of such offer shall require a new notice and new five (5) Business Day period);

(iii) the Company Board determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation in the industry and its outside legal counsel, that such offer constitutes a Superior Proposal;

(iv) the Company Board does not effect, or cause the Company to effect, a Change of Recommendation at any time prior to four (4) Business Days after Acquirer receives written notice from the Company confirming that the Company Board has determined that such offer is a Superior Proposal and intends to effect a Change of Recommendation;

(v) during such four (4) Business Day period, if requested by Acquirer, the Company engages in good faith negotiations with Acquirer to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; and

(vi) at the end of such four (4) Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the other Party as a result of the negotiations required by clause (v) or otherwise); and

(vii) the Company Board reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Change of Recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under applicable Law.

(d) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.05 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(e) The Company agrees that it will promptly (and, in any event, within 24 hours) notify Acquirer if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter shall keep Acquirer informed, on a reasonably current basis, of any material changes in the status and terms of any such proposals or offers (including any amendments thereto) and any material changes in the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 7.06 Takeover Laws. No Party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each Party will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

Section 7.07 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, the Company will put in the Data Room or, at the Company’s election, furnish to such Person as may be specified by Acquirer, pursuant to notice requirements set forth in Section 10.04, (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) to the extent available, internal management reports showing actual financial performance against plan and previous period and (c) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company or any of its Subsidiaries.

Section 7.08 Shareholders Meeting. The Parties will cooperate to prepare the Proxy Statement and the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all other action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as reasonably practicable after the Form S-4 Registration Statement may first be sent to shareholders after having been declared effective by the SEC, to consider and vote upon the approval of this Agreement, and shall not postpone or adjourn such meeting except to the extent required by Law. Subject to Section 7.05(c) hereof, the Company Board shall recommend the approval of this Agreement by the Requisite Shareholder Approval and shall take all lawful action to solicit such approval of this Agreement. The obligation of the Company to hold the Shareholders Meeting shall not be affected by any Acquisition Proposal or other event or circumstance and the Company agrees that it will not submit any alternative Acquisition Proposal to its shareholders for a vote at the Shareholder Meeting convened to consider and vote upon the approval of this Agreement.

Section 7.09 Notification of Certain Matters. The Company and Acquirer will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Company Material Adverse Effect or Acquirer Material Adverse Effect, respectively, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VIII; provided, however, that failure to give such notice shall not separately constitute a failure of any condition in Article VIII or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis. The Company and the Acquirer shall each give prompt notice to the other of any legal, administrative, arbitral or other proceeding, claim or action, or governmental or regulatory investigation of any nature arising after the date hereof, but prior to the Effective Time.

Section 7.10 Related Party Contracts. To the extent requested in writing by the Acquirer with respect to any specific identified contract prior to the Effective Time, the Company shall take all actions necessary to terminate, and shall cause to be terminated, each Related Party Contract, in each case without any further liability or obligation of the Company, the Surviving Corporation, Acquirer or any of their respective Subsidiaries or Affiliates and, in connection therewith, the Company (or its applicable Subsidiary) shall have received from the other party to such Related Party Contract a release in favor of the Company, the Surviving Corporation, Acquirer and their respective Subsidiaries and Affiliates from any and all liabilities or obligations arising out of such Related Party Contract.

Section 7.11 Form S-4 Registration Statement. Acquirer shall use its commercially reasonable best efforts to cause the Form S-4 Registration Statement, in which the Company’s Proxy Statement for the Shareholders Meeting will be included, to be filed with the SEC no later than forty-five (45) Business Days after the date of this Agreement. Each of Acquirer and the Company shall use its commercially reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the proxy statement contained therein to its shareholders. Acquirer shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock that may be reasonably requested in connection with such action. Within 60 days after the Effective Time, the Acquirer shall cause the shares underlying the Assumed Options to be registered with the SEC under a registration statement on Form S-8, including, at Acquirer’s election, an amendment to Form S-8.

Section 7.12 NASDAQ Listing. Acquirer shall use its commercially reasonable best efforts to cause the shares of Acquirer Common Stock to be issued in the Merger to have been authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time.

Section 7.13 Tax Matters.

(a) During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all Tax Returns required to be filed by each such entity during such period (after taking into account any extensions) (each, a “Post-Signing Return”), which Post-Signing Returns shall be true, correct and complete and correct in all respects and, except as otherwise required by Law, shall be prepared on a basis consistent with the past practice of the Company; provided, however, that all material Post-Signing Returns shall be completed and provided in draft form to Acquirer not less than 20 days prior to the due date therefor, and no material Post-Signing Returns shall be filed with any Governmental Entity without Acquirer’s prior written consent, which consent shall not be unreasonably withheld or delayed; (ii) the Company and each of its Subsidiaries shall timely pay all Taxes due and payable with respect to the Tax periods covered by such Post-Signing Returns; (iii) the Company shall accrue a liability in its books and records and financial statements in accordance with GAAP and past practice for all Taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its Subsidiaries shall promptly notify Acquirer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Acquirer’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) the Company and each of its Subsidiaries shall retain all books, documents and records necessary for the preparation of Tax Returns and reports and Tax audits consistent with its standard policy.

(b) The Company shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

Section 7.14 Section 280G Approval. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, the Company will (a) no later than two Business Days prior to the Closing Date, solicit from each “disqualified individual” (as defined in Section 280G(c) of the Code) who may receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(a) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than one (1) Business Day prior to the Closing Date, with respect to each individual who provides a duly executed 280G Waiver, submit to a shareholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the rights of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting 280G Waivers from the “disqualified individuals,” the Company shall provide drafts of such waivers and disclosure materials to Acquirer for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed). If any of the Waived 280G Benefits fail to be approved by the Company’s shareholder as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Effective Time, the Company shall deliver to Acquirer evidence reasonably satisfactory to Acquirer that a vote of the Company’s shareholders was solicited in accordance with the foregoing provisions of this Section 7.14 and that either (i) the requisite number of votes of the Company’s shareholders was obtained with respect to any Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be made or provided.

Section 7.15 Other Actions. Subject to the terms and conditions of this Agreement, each of the Company and the Acquirer agrees to use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VIII, and shall cooperate fully with one another to that end.

Section 7.16 Termination of Certain Contracts. As promptly as practicable but in any event prior to dissemination of the Proxy Statement, the Company shall use its reasonable best efforts, and take all commercially reasonable actions necessary, to enter into an agreement with the party to the contracts disclosed in Section 4.02(y) of the Company Disclosure Schedule to terminate such contracts and release the Company (and Acquirer, as its successor) from any and all liabilities and obligations under such contracts, including any liability and obligation to make any payments thereunder (other than any payment agreed to by the Company in connection with such agreement), from and after the termination of such contracts. Such termination agreement or agreements shall be in form and substance reasonably acceptable to Acquirer. Any payment to be made by the Company in connection with such termination agreements shall be contingent upon the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(c) Regulatory Approvals. The Requisite Regulatory Consents shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of any Burdensome Condition in connection therewith.

(d) Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of Form S-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(e) NASDAQ Listing. The shares of Acquirer Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing on the NASDAQ.

Section 8.02 Conditions to Obligations of Acquirer. The obligations of Acquirer to effect the Merger are also subject to the satisfaction, or waiver by Acquirer, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company:

(1) set forth in Sections 4.02(b)(i) and 4.02(b)(ii) shall be true and correct in all respects (other than de minimus inaccuracies therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date);

(2) set forth in Sections 4.02(a), 4.02(b) (other than clauses (i) and (ii) thereof), 4.02(c), 4.02(d), 4.02(e), 4.02(f) and 4.02(y) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date);

(3) set forth in Section 4.02(j)(v) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

(4) set forth in this Agreement (other than the representations and warranties that are the subject of clauses (1), (2) and (3) of this Section 8.02(a)) shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (4), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(ii) Acquirer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company certifying compliance with Section 8.02(a)(i).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Acquirer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Termination of Regulatory Agreements. Acquirer shall have obtained assurance reasonably satisfactory to Acquirer that neither the Company’s Regulatory Agreements nor any other regulatory restrictions arising out of such agreements will apply to the Surviving Corporation or the Surviving Bank following and as a result of the Merger.

(d) Treasury Regulations Certificate. The Company shall have delivered to Acquirer a certificate and notice to the IRS described in Treasury Regulations section 1.897-2(h), substantially in the form of Exhibit D.

(e) Absence of Company Material Adverse Effect. Since the date of this Agreement no Company Material Adverse Effect shall have occurred.

(f) Dissenting Shares. Holders of not more than 10% of the issued and outstanding shares of Company Common Stock shall have demanded or be entitled to demand payment of the fair value of their Dissenting Shares under applicable provisions of the WBCA.

(g) Section 280G. The shareholder vote described in Section 7.15 shall have occurred if any should be required.

(h) Tax Opinion. Acquirer shall have received an opinion of Morrison & Foerster LLP, counsel to Acquirer, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code.

(i) Stock Option Consent. The consent described in Section 3.03 shall have been obtained.

Section 8.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Acquirer:

(1) set forth in Section 5.01(a), 5.01(b)(i) and 5.01(b)(ii) shall be true and correct in all respects (other than de minimus inaccuracies therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date);

(2) set forth in Section 5.01(c) and 5.01(g) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date); and

(3) set forth in this Agreement (other than the representations and warranties that are the subject of clauses (1) and (2) of this Section 8.03(a)) shall be true and correct in all respects (without giving effect to any “materiality,” “Acquirer Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (2), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, an Acquirer Material Adverse Effect.

(ii) The Company shall have received a certificate signed on behalf of Acquirer by the Chief Executive Officer and the Chief Financial Officer of the Acquirer certifying compliance with Section 8.03(a)(i).

(b) Performance of Obligations of Acquirer. Acquirer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Acquirer by the Chief Executive Officer or the Chief Financial Officer of Acquirer to such effect.

(c) Absence of Acquirer Material Adverse Effect. Since the date of this Agreement no Acquirer Material Adverse Effect shall have occurred.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned (whether before or after receipt of the Requisite Shareholder Approval), at any time prior to the Effective Time:

(a) by mutual consent of the Company and Acquirer in a written instrument authorized by the Company Board and the Acquirer Board;

(b) by Acquirer, if, since the date of this Agreement, the Company shall have suffered a Company Material Adverse Effect;

(c) by the Company, if since the date of this Agreement, the Acquirer shall have suffered an Acquirer Material Adverse Effect;

(d) by either the Company or Acquirer, if any Governmental Entity that must grant a Requisite Regulatory Consent has denied such Requisite Regulatory Consent or any Governmental Entity of competent jurisdiction shall have initiated legal or administrative action seeking an order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement and such action shall not have been finally terminated;

(e) by either the Company or Acquirer, if the Merger shall not have been consummated on or before September 23, 2017 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement; provided, however, that the Outside Date shall be extended by a period of 90 days if the only outstanding contingency is receipt of a Requisite Regulatory Consent;

(f) by either the Company or Acquirer (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Acquirer, or on the part of Acquirer, in the case of a termination by the Company, which breach, either individually or in the aggregate with other breaches by such Party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.02 or Section 8.03, as the case may be, and which is not cured within the earlier of (i) forty-five (45) days following written notice to the Party committing such breach and (ii) the Outside Date or by its nature or timing cannot be cured within such time period;

(g) by either the Company or Acquirer, if the approval of this Agreement by holders of Shares constituting the Requisite Shareholder Approval shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement of the Shareholders Meeting taken in accordance with this Agreement;

(h) by Acquirer, at any time prior to the time the Requisite Shareholder Approval is obtained, if (i) the Company Board shall have made a Change of Recommendation; (ii) the Company Board shall have failed to include the Company Board Recommendation in the proxy Statement; (iii) the Company shall have violated Section 7.05, Section 7.06, or Section 7.08 intentionally or in any material respect; or (iv) at any time following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event prior to the earlier of (x) within three Business Days after receipt of any written request to do so from Acquirer and (y) the date of the Shareholders Meeting);

(i) by the Company, prior to the time, but not after, receipt of the Requisite Shareholder Approval, if: (i) the Company has not violated Section 7.05 in any respect and otherwise is not in material breach of this Agreement; (ii) the Company has received an unsolicited bona fide Acquisition Proposal that is not withdrawn and the Company’s Board determines in good faith constitutes a Superior Proposal in accordance with and subject to the terms and conditions of this Agreement; (iii) the Company shall have complied with its obligations under Section 7.05(c); (iv) the Company enters into a definitive agreement for such Superior Proposal concurrently with such termination of this Agreement; and (iv) concurrently with such termination of this Agreement, the Company pays to Acquirer in immediately available funds any amounts required to be paid pursuant to Section 9.02(b)(i) of this Agreement.

(j) by the Company as follows:

(i) by the Company, by written notice to Acquirer on the Business Day immediately following the Determination Date, if the Closing Stock Price is greater than $25.93248 (without taking into account the declaration or effects of a stock dividend, stock split, reverse stock split or similar transaction involving the issuance of Acquirer Common Stock for which no consideration is received between the date of this Agreement and the Determination Date), unless Acquirer makes the election set forth in Section 9.01(j)(ii).

(ii) If the Company provides written notice to Acquirer in accordance with Section 9.01(j)(i) then within three Business Days following Acquirer’s receipt of such notice, Acquirer may elect by written notice to the Company to accept an adjustment to the Merger Consideration through the issuance of additional shares of Acquirer Common Stock; in such event, the Exchange Ratio shall be equal to the fraction derived by dividing (i) the Per Share Merger Consideration by (ii) $25.93248 (instead of the Closing Stock Price), carried out to five decimal places. If Acquirer makes such election to issue additional shares of Acquirer Common Stock as the Merger Consideration, no termination will occur pursuant to Section 9.01(j)(i); the Exchange Ratio will be adjusted as provided in the preceding sentence; for purposes of Section 3.02(e), the Closing Stock Price shall be deemed equal to $25.93248; and this Agreement will remain in effect in accordance with its terms (except to the extent amended by this Section 9.01(j)(ii)).

(k) by Acquirer as follows:

(i) by Acquirer, by written notice to the Company on the Business Day immediately following the Determination Date, if the Closing Stock Price is less than $17.28832 (without taking into account the declaration or effects of a stock dividend, stock split, reverse stock split or similar transaction involving the issuance of Acquirer Common Stock for which no consideration is received between the date of this Agreement and the Determination Date), unless the Company makes the election set forth in Section 9.01(k)(ii).

(ii) If Acquirer provides written notice to the Company in accordance with Section 9.01(k)(i) then within three Business Days following Acquirer’s receipt of such notice, the Company may elect by written notice to Acquirer to accept an adjustment to the Merger Consideration through the issuance of fewer shares of Acquirer Common Stock; in such event, the Exchange Ratio shall be equal to the fraction derived by dividing (i) the Per Share Merger Consideration by (ii) $17.28832 (instead of the Closing Stock Price), carried out to five decimal places. If the Company makes such election to accept a decrease in the number of shares of Acquirer Common Stock to be issued as the Merger Consideration, no termination will occur pursuant to Section 9.01(k)(i); the Exchange Ratio will be adjusted as provided in the preceding sentence; for purposes of Section 3.02(e), the Closing Stock Price shall be deemed equal to $17.28832; and this Agreement will remain in effect in accordance with its terms (except to the extent amended by this Section 9.01(k)(ii)).

The Party desiring to terminate this Agreement pursuant to this Section 9.01 shall give written notice of such termination to the other Party in accordance with Section 10.04, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Acquirer as provided in Section 9.01, this Agreement shall forthwith become void and of no effect, and none of the Company, Acquirer, any of their respective Subsidiaries or any of the officers, directors, employees, agents, attorneys or investment bankers of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Section 7.02(b), Section 9.02, Section 9.03, Section 10.03, Section 10.04, Section 10.05, Section 10.06, Section 10.08, and Section 10.09 shall survive any termination of this Agreement, and (ii) neither the Company nor Acquirer shall be relieved of or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

(b) The Company shall pay Acquirer, by wire transfer of immediately available funds, the sum of $2.0 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if the Company shall terminate this Agreement pursuant to Section 9.01(i), the Company shall pay the Termination Fee concurrently on the date of such termination.

(ii) if Acquirer shall terminate this Agreement pursuant to Section 9.01(h), the Company shall pay the Termination Fee on the Business Day following such termination;

(iii) if (A) (i) either Party shall terminate this Agreement pursuant to Section 9.01(g) because the Requisite Shareholder Approval shall not have been obtained, or (ii) either Party shall terminate this Agreement pursuant to Section 9.01(e), and (B) at any time after the date of this Agreement and at or before the date of the Shareholders Meeting an Acquisition Proposal shall have been made to the Company or the Company Board, publicly announced or otherwise become publicly known (a “Company Proposal”), and (C) if within fifteen (15) months after the date of such termination of this Agreement, the Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal (substituting for purposes of this clause “50%” for “20%” in the definition thereof) (whether or not related to the Company Proposal), then the Company shall pay Acquirer the Termination Fee upon the first to occur of the date of execution of such definitive agreement or the consummation of the transaction contemplated by such Acquisition Proposal.

(c) If the Company fails to pay all amounts due to Acquirer on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Acquirer in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Acquirer.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which Acquirer receives payment of the Termination Fee in accordance with Section 9.02, the receipt of the Termination Fee in such circumstance shall constitute the sole and exclusive remedy of Acquirer against the Company for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby.

(e) Each of the Parties acknowledges and agrees that (i) the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Acquirer in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, neither Party would have entered into this Agreement.

Section 9.03 Fees and Expenses. Costs and expenses of printing and mailing the Proxy Statement shall be the obligation of the Company. All filing and other fees paid to the SEC in connection with the Merger and all professional fees related to such registration shall be the obligation of the Acquirer. Subject to Section 3.01, all other fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

Section 9.04 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 7.04 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.02 Amendment. This Agreement may be amended at any time prior to the Effective Time by the Parties (by action taken or authorized by their respective boards of directors), whether before or after receipt of the Requisite Shareholder Approval; provided, however, that after such shareholder approval of this Agreement, no amendment shall be made to this Agreement that by Law requires further approval or authorization by the shareholders of the Company without such further approval or authorization. This Agreement may only be amended by an instrument in writing signed by or on behalf of each of the Parties

Section 10.03 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws.

Section 10.04 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquirer, to:	Hope Bancorp, Inc.
3200 Wilshire Boulevard, Suite 1400
Los Angeles, CA 90010
Attention: Corporate Secretary
Facsimile: (213) 235-3033
Email: lisa.pai@bankofhope.com

with copies to:	Morrison & Foerster LLP
707 Wilshire Blvd.
Los Angeles, CA 90017
Attention: Henry M. Fields
Ben Chung
Facsimile: (213) 892-5454
Email: hfields@mofo.com bchung@mofo.com

If to the Company, to:	U & I Financial Corp.
19315 Hwy. 99
Lynnwood, WA 98036
Attention: Daniel E. Lee, President and CEO
Facsimile: (425) 275-9777
Email: daniel.lee@unibankusa.com

with a copy to:	Miller Nash Graham & Dunn LLP
2801 Alaskan Way, Suite 300
Seattle, WA 98121
Attention: Stephen M. Klein
David G. Post
Facsimile: 206.340.9599
Email: stephen.klein@millernash.com; and
david.post@millernash.com

Section 10.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile, pdf format or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 10.06 Entire Agreement. This Agreement (including any exhibits hereto, the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

Section 10.07 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 10.08 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

Section 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.09.

Section 10.10 Publicity. Neither the Company nor Acquirer shall, and neither the Company nor Acquirer shall permit any of its Subsidiaries or their respective Representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Acquirer, in the case of a proposed announcement, statement or disclosure by the Company or its Subsidiaries or their respective Representatives, or the Company, in the case of a proposed announcement, statement or disclosure by Acquirer or its Subsidiaries or their respective Representatives; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ.

Section 10.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Any attempted or purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 7.04, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement including, without limitation, the right to rely upon the representations and warranties set forth herein.

Section 10.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof without being required to post any bond or other security, this being in addition to any other remedies to which they are entitled at law or equity, in tort or any other claims.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Hope Bancorp, Inc.

By:	Name: Kevin S. Kim
Title: President and CEO

U & I Financial Corp.

By:	Name: Daniel C. Lee
Title: President and CEO

EXHIBIT A

Form of Bank Merger Agreement

THIS AGREEMENT OF BANK MERGER, dated as of [•] (this “Bank Merger Agreement”), is entered into between Bank of Hope (“Acquirer Bank”), a California state-chartered bank and a wholly owned subsidiary of Hope Bancorp, Inc., a Delaware corporation (“Hope Bancorp”), and UniBank (“Target Bank”), a Washington state-chartered commercial bank and a wholly owned subsidiary of U & I Financial Corp., a Washington corporation (“U & I Financial”). Acquirer Bank and Target Bank are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Hope Bancorp and U & I Financial entered into an Agreement and Plan of Merger, dated as of [•] (the “Holding Company Merger Agreement”), providing, among other things, for the merger of U & I Financial with and into Hope Bancorp (the “Merger”); and

WHEREAS, in connection with the Merger, Hope Bancorp and U & I Financial desire to merge Target Bank with and into Acquirer Bank (the “Bank Merger”) concurrently with or as soon as reasonably practicable after the consummation of the Merger upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Holding Company Merger Agreement.

WHEREAS, the Parties intend that for federal income tax purposes the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” within in the meaning of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Bank Merger Agreement and the Holding Company Merger Agreement, subject to the conditions set forth in this Bank Merger Agreement and the Holding Company Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Effective Time. Upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Holding Company Merger Agreement, concurrently with or as soon as reasonably practicable after the consummation of the Merger, Acquirer Bank and Target Bank shall cause the Bank Merger to be consummated by (i) filing a copy of this Bank Merger Agreement, certified by the Secretary of State of the State of California pursuant to Section 1103 of the California Corporations Code (the “CCC”), with the State of California Department of Business Oversight and (ii) filing a copy of this Bank Merger Agreement, together with all other required documents and information, pursuant to Section 30.49.125 of the Revised Code of Washington (the “RCW”) with the Director of the State of Washington Department of Financial Institutions. The Bank Merger shall become effective upon the time and date of such filings (the “Effective Time”).

2. The Merger. Acquirer Bank shall be the surviving bank in the Bank Merger (the “Surviving Bank”). At the Effective Time, Target Bank shall be merged with and into Acquirer Bank and the separate existence of Target Bank shall cease. The Bank Merger shall be governed by, and shall have the effects set forth in, the CCC and the RCW.

3. Effects of the Merger.

(a) At the Effective Time, the Surviving Bank shall succeed, without other transfer, to all the rights and properties, and shall be subject to all the debts and liabilities, of Target Bank, and the separate existence of Acquirer Bank, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Bank Merger. The Surviving Bank shall continue to operate as of the Effective Time under the bank name “Bank of Hope.”

(b) The articles of incorporation and the bylaws of Acquirer Bank, as in effect as of the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

(c) The shares of Target Bank common stock, no par value per share (“Target Bank Common Stock”) and the shares of Acquirer Bank common stock, no par value per share (“Acquirer Bank Common Stock”) shall be treated as follows at the Effective Time: (i) each share of Target Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled without consideration and cease to be an issued and outstanding share of Target Bank Common Stock; and (ii) each share of Acquirer Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

4. Directors and Officers of the Surviving Bank. The directors and officers of Acquirer Bank shall be the directors and officers of the Surviving Bank without change in title or authority, but subject to the authority and power of the board of directors and shareholder of the Surviving Bank to add directors or officers to or otherwise modify the board of directors or number, titles and authority of the officers of the Surviving Bank.

5. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of Hope Bancorp, as the sole shareholder of Acquirer Bank, and U & I Financial, as the sole shareholder of Target Bank, at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Acquirer Bank and Target Bank shall use their commercially reasonable best efforts to proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by applicable law or otherwise necessary for the consummation of the Bank Merger on the terms provided herein, including, without limitation, the preparation and submission of such applications or other filings for approval of the Bank Merger as may be required by applicable laws and regulations.

6. Conditions Precedent. The obligations of the Parties under this Bank Merger Agreement shall be subject to: (a) the approvals of this Bank Merger Agreement by Hope Bancorp, as the sole shareholder of Acquirer Bank, and U & I Financial, as the sole shareholder of Target Bank, at meetings duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (b) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required by applicable laws and regulations; and (c) the consummation of the Merger pursuant to the Holding Company Merger Agreement at or before the Effective Time.

7. General Provisions.

(a) Termination and Agreement. The obligations of the Parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Holding Company Merger Agreement. This Bank Merger Agreement shall terminate, without any further action of any Party, notwithstanding shareholder approval, in the event that the Holding Company Merger Agreement shall be terminated as provided therein prior to the Effective Time.

(b) Amendment. This Bank Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the Parties at any time prior to the Effective Time.

(c) Successors and Assigns. This Bank Merger Agreement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns, but this Bank Merger Agreement may not be assigned by any Party, by operation of law or otherwise, without the prior written consent of the other Party.

(d) Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

(e) Counterparts. This Bank Merger Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the Parties have caused this Bank Merger Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Bank of Hope

By:	Name:
Title:

UniBank

By:	Name:
Title:

EXHIBIT B

Form of Voting Agreement

B-1

EXHIBIT C

Form of Non-Completion, Non-Disclosure and Non-Solicitation of Employees and Customers Agreement

C-1

EXHIBIT D

Form of Treasury Regulations Certificate

D-1